Exhibit 10.8
CREDIT AND SECURITY AGREEMENT
     THIS CREDIT AND SECURITY AGREEMENT (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Agreement”) is dated as of October 26, 2006 by and among BIOTROVE, INC., a Delaware corporation, and any additional Borrower that may hereafter be added to this Agreement (each, individually as a Borrower and collectively as Borrowers), MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., individually as a Lender, and as Agent, and the financial institutions or other entities from time to time parties hereto, each as a Lender.
RECITALS
Borrowers have requested that Agent and Lenders make available to Borrowers term, revolving and/or letter of credit financing facilities as described herein. Agent and Lenders are willing to extend such credit to Borrowers under the terms and conditions herein set forth.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrowers, Lenders and Agent agree as follows:
ARTICLE 1 — DEFINITIONS
     Section 1.1 Certain Defined Terms.
     The following terms have the following meanings:
     “Account Debtor” means “account debtor”, as defined in Article 9 of the UCC, and any other obligor in respect of an Account.
     “Accounts” means collectively (a) any right to payment of a monetary obligation, whether or not earned by performance, (b) without duplication, any “account” (as defined in the UCC), any accounts receivable (whether in the form of payments for services rendered or goods sold, rents, license fees or otherwise), any “health-care-insurance receivables” (as defined in the UCC), any “payment intangibles” (as defined in the UCC) and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance, (c) all accounts, “general intangibles” (as defined in the UCC), Intellectual Property, rights, remedies, Guarantees, “supporting obligations” (as defined in the UCC), “letter-of-credit rights” (as defined in the UCC) and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under the Financing Documents in respect of the foregoing, (d) all information and data compiled or derived by any Borrower or to which any Borrower is entitled in respect of or related to the foregoing, and (e) all proceeds of any of the foregoing.
     “Agent” means Merrill Lynch, in its capacity as Agent for the Lenders hereunder, as such capacity is established in, and subject to the provisions of, Article 10, and the successors of Merrill Lynch in such capacity.
     “Affiliate” means with respect to any Person (a) any Person that directly or indirectly controls such Person, (b) any Person which is controlled by or is under common control with such controlling Person, and (c) each of such Person’s (other than, with respect to any Lender, any Lender’s) officers or directors (or Persons functioning in substantially similar roles) and the spouses, parents, descendants and siblings of such officers, directors or other Persons. As used in this definition, the term “control” of a Person means the possession, directly or indirectly, of the power to vote ten percent (10%) or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Affiliated Financing Document” means any credit, loan, letter of credit or related documents which are, by their terms and by the terms of this Agreement, cross-defaulted and/or cross-collateralized with the Financing

Documents, and for which a Credit Party hereunder is liable or contingently liable for payment or as security for which a Credit Party hereunder has pledged, assigned or subjected any assets.
     “Allowed Distribution” has the meaning set forth in Section 5.3.
     “Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.
     “Approved Fund” means any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, or (b) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.
     “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.
     “Base Rate” means a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to (a) the rate of interest which is identified and normally published by Bloomberg Professional Service Page BBAM 1 as the offered rate for loans in United States dollars for the period of one (1) month under the caption British Bankers Association LIBOR Rates as of 11:00 a.m. (London time) as adjusted on a daily basis and effective on the second full Business Day after each such day (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by (b) the sum of one minus the daily average during the preceding month of the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the Board of Governors of the Federal Reserve System (or any successor thereto) for “Eurocurrency Liabilities” (as defined therein). If Bloomberg Professional Service (or another nationally-recognized rate reporting source acceptable to Agent) no longer reports the LIBOR or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London Interbank Market or if such index no longer exists or if Page BBAM 1 no longer exists or accurately reflects the rate available to Agent in the London Interbank Market, Agent may select a comparable replacement index or replacement page, as the case may be.
     “Base Rate Margin” means (a) 5.00% per annum, with respect to the Revolving Loans and other Obligations (other than the Term Loan), and (b) 2.50% per annum with respect to the Term Loan during any period in which Agent is holding a cash collateral reserve of at least the lesser of (a) $2,500,000 and (b) the outstanding principal balance of the Term Loan, and 5.00% per annum with respect to the Term Loan during any period in which Agent is not holding a cash collateral reserve of at least the lesser of (a) $2,500,000 and (b) the outstanding principal balance of the Term Loan.
     “Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.
     “Borrowers” mean, collectively, BioTrove, Inc. and any additional borrower that may hereafter be added by written amendment to this Agreement. The parties hereto acknowledge that the only Borrower as of the date hereof is BioTrove, Inc.
     “Borrower’s Account” means, with respect to any Borrower, the account specified on the signature pages hereof below such Borrower’s name into which Loans for the benefit of such Borrower shall, absent other instructions, be made, or such other account as Borrower may specify by written notice to Agent.

     “Borrowing Base” means:
          (a) the product of (i) eighty-five percent (85.0%) multiplied by (ii) the aggregate net amount at such time of the Eligible Accounts; plus
          (b) the lesser of (i) sixty-five percent (65.0%) multiplied by the Orderly Liquidation Value of the Eligible Inventory or (ii) thirty-five percent (35.0%) multiplied by the value of the Eligible Inventory, valued at the lower of FIFO cost or market cost, and after factoring in all rebates, discounts and other incentives or rewards associated with the purchase of the applicable Inventory); plus
          (c) the lesser of (i) forty percent (40.0%) multiplied by the Orderly Liquidation Value of the Eligible FF&E or (ii) twenty-five percent (25.0%) multiplied by the depreciated book value of Eligible FF&E; minus
          (d) the amount of any reserves and/or adjustments provided for in this Agreement.
     “Borrowing Base Certificate” means a certificate, duly executed by a Responsible Officer of Borrower, appropriately completed and substantially in the form of Exhibit C hereto.
     “Business Day” means any day except a Saturday, Sunday or other day on which either the New York Stock Exchange is closed, or on which commercial banks in Chicago and New York City are authorized by law to close.
     “Cash Collateral Reserve” has the meaning given it in Section 2.10.
     “Cash Collateral Reserve Release Conditions” has the meaning given it in Section 2.10.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.
     “Change in Control” means any of the following: (a) any change in the legal or beneficial ownership of the capital stock, partnership interests or membership interests, or in the capital structure of the applicable Person; (b) any pledge, assignment or hypothecation of or Lien or encumbrance on any of the legal or beneficial equity interests in the applicable Person; (c) any change in the legal or beneficial ownership or control of the outstanding voting equity interests of the applicable Person necessary at all times to elect a majority of the board of directors (or similar governing body) of each such Person and to direct the management policies and decisions of such Person; (d) the applicable Person shall cease to, directly or indirectly, own and control one hundred percent (100%) of each class of the outstanding equity interests of each Subsidiary of such Person; or (e) any “Change of Control”, “Change in Control”, or terms of similar import under any Subordinated Debt Document.
     “Closing Date” means the date of this Agreement.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral” means all property described as “Collateral” on Schedule 8.1 hereto, which term excludes all Excluded Property.
     “Commitment Annex” means Annex A to this Agreement.
     “Commitment Expiry Date” means three (3) years from the earlier to occur of (a) October 26, 2006, or (b) the last funding of any portion of the Term Loan.
     “Compliance Certificate” means a certificate, duly executed by a Responsible Officer of Borrower, appropriately completed and substantially in the form of Exhibit B hereto.

     “Concentration Accounts” means the Accounts listed on Exhibit F attached hereto.
     “Consolidated Subsidiary” means at any date any Subsidiary or other Person the accounts of which would be consolidated with those of a Borrower (or any other Person, as the context may require hereunder) in its consolidated financial statements if such statements were prepared as of such date.
     “Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person: (a) with respect to any debt, lease, dividend or other obligation of another Person (a “Third Party Obligation”) if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such Third Party Obligation that such Third Party Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Third Party Obligation will be protected, in whole or in part, against loss with respect thereto; (b) with respect to any undrawn portion of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing; (c) under any swap contract or other derivative obligation; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for any obligations of another Person pursuant to any Guarantee or pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so Guaranteed or otherwise supported or, if not a fixed and determinable amount, the maximum amount so Guaranteed or otherwise supported.
     “Credit Exposure” means any period of time during which the Revolving Loan Commitment or Term Loan Commitment is outstanding or any Loan, Reimbursement Obligation or other Obligation remains unpaid or any Letter of Credit or Support Agreement remains outstanding; provided, however, that no Credit Exposure shall be deemed to exist solely due to the existence of contingent indemnification liability (other than liability in respect of the Affiliated Financing Documents), absent the assertion of a claim with respect thereto.
     “Credit Party” means any Guarantor under a Guarantee of the Obligations or any part thereof, any Borrower and any Subsidiary of any Borrower, whether now existing or hereafter acquired or formed; and “Credit Parties” means all such Persons, collectively.
     “Debt” of a Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising and paid on a timely basis and in the Ordinary Course of Business, (d) all capital leases of such Person, (e) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (f) all equity securities of such Person subject to repurchase or redemption otherwise than (i) at the sole option of such Person, (ii) with the written consent of the Required Lenders or (iii) concurrently with the payment in full of the Obligations and the termination of this Agreement, (g) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (h) “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts; (i) all Debt of others Guaranteed by such Person; (j) off-balance sheet liabilities and/or pension plan liabilities; (k) obligations arising under non-compete agreements; (l) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business; and (m) Contingent Obligations. Without duplication of any of the foregoing, Debt of Borrowers shall include any and all Loans and Letter of Credit Liabilities.
     “Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
     “Deposit Account” means a “deposit account” (as defined in Article 9 of the UCC), an investment account, or other account in which funds are held or invested for credit to or for the benefit of any Borrower.
     “Deposit Account Control Agreement” means an agreement, in form and substance satisfactory to Agent, among Agent, a Borrower and each bank in which such Borrower maintains a Deposit Account, which agreement provides that (a) such bank shall comply with instructions originated by Agent directing disposition of the funds in such Deposit Account without further consent by the applicable Borrower, and (b) such bank shall agree that it shall have no Lien on, or right of setoff or recoupment against, such Deposit Account or the contents thereof, other than in respect of commercially reasonable fees and other items, in each such case expressly consented to by Agent, and containing such other terms and conditions as Agent may require, including as to any such agreement pertaining to any Lockbox Account, providing that such bank shall wire, or otherwise transfer, in immediately available funds, on a daily basis to the Payment Account all funds received or deposited into such Lockbox or Lockbox Account.
     “EBITDA” has the meaning provided in the Compliance Certificate.
     “Eligible Accounts” means, subject to the criteria below, an account receivable of a Borrower, which was generated in the Ordinary Course of Business, which was generated originally in the name of the Borrower and not acquired via assignment or otherwise, and which Agent, in its good faith credit judgment and discretion, deems to be an Eligible Account. The net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts as originally billed minus all cash collections and other proceeds of such Account received from or on behalf of the Account Debtor thereunder as of such date and any and all returns, rebates, discounts (which may, at Agent’s option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:
     (a) the Account remains unpaid more than ninety (90) days past the claim or invoice date (but in no event more than one hundred twenty (120) days after the applicable goods or services have been rendered or delivered);
     (b) the Account is subject to any defense, set-off, recoupment, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment of any kind (but only to the extent of such defense, set-off, recoupment, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment), or the applicable Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process (other than volume discounts in the Ordinary Course of Business);
     (c) if the Account arises from the sale of goods, any part of any goods the sale of which has given rise to the Account has been returned, rejected, lost, or damaged (but only to the extent that such goods have been so returned, rejected, lost or damaged);
     (d) if the Account arises from the sale of goods, the sale was not an absolute, bona fide sale, or the sale was made on consignment or on approval or on a sale-or-return or bill-and-hold or progress billing basis, or the sale was made subject to any other repurchase or return agreement, or the goods have not been shipped to the Account Debtor or its designee or the sale was not made in compliance with applicable Laws;
     (e) if the Account arises from the performance of services, the services have not actually been performed or the services were undertaken in violation of any law or the Account represents a progress billing for which services have not been fully and completely rendered;
     (f) the Account is subject to a Lien other than a Permitted Lien, or Agent does not have a Lien on such Account;
     (g) the Account is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment, unless such Chattel Paper or Instrument has been delivered to Agent;
     (h) the Account Debtor is an Affiliate or Subsidiary of a Credit Party, or if the Account Debtor holds any Debt of a Credit Party (but only to the extent of such Debt);
     (i) more than fifty percent (50%) of the aggregate balance of all Accounts owing from the Account Debtor obligated on the Account are outstanding more than ninety (90) days past their invoice date;

     (j) without limiting the provisions of clause (j) above, fifty percent (50%) or more of the aggregate unpaid Accounts from the Account Debtor obligated on the Account are not deemed Eligible Accounts under this Agreement for any reason;
     (k) the total unpaid Accounts of the Account Debtor obligated on the Account exceed twenty percent (20%) of the net amount of all Eligible Accounts owing from all Account Debtors, except for the Concentration Accounts for which such percentage shall be the applicable concentration percentage set forth on Exhibit F attached hereto (but only the amount of the Accounts of such Account Debtor exceeding the applicable concentration percentage limitation shall be considered ineligible);
     (l) any covenant, representation or warranty contained in the Financing Documents with respect to such Account has been breached in any respect;
     (m) the Account is unbilled or has not been invoiced to the Account Debtor in accordance with the procedures and requirements of the applicable Account Debtor;
     (n) the Account is an obligation of an Account Debtor that is the Federal (or local) government or a political subdivision thereof, unless Agent has agreed to the contrary in writing and Agent has received from the Account Debtor the acknowledgement of Agent’s notice of assignment of such obligation pursuant to this Agreement;
     (o) the Account is an obligation of an Account Debtor that has suspended business, made a general assignment for the benefit of creditors, is unable to pay its debts as they become due or as to which a petition has been filed (voluntary or involuntary) under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or the Account is an Account as to which any facts, events or occurrences exist which could reasonably be expected to impair the validity, enforceability or collectibility of such Account or reduce the amount payable or delay payment thereunder;
     (p) the Account Debtor has its principal place of business or executive office outside the United States or the Account is payable in a currency other than United States dollars unless such Accounts are otherwise Eligible Accounts that either are (a) covered by credit insurance satisfactory to Agent, less any deductible; (b) supported by letter(s) of credit acceptable to Agent and provided that the right to the proceeds of such letters of credit has been assigned to Agent pursuant to documentation acceptable to Agent; or (c) otherwise approved by Agent in writing;
     (q) the Account Debtor is an individual;
     (r) the Borrower owning such Account has not signed and delivered to Agent notices, in the form requested by Agent, directing the Account Debtors to make payment to the applicable Lockbox Account; or
     (s) the Account or Account Debtor fails to meet such other specifications and requirements that may from time to time be established by Agent in its good faith credit judgment and discretion.
     “Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i)  Agent, and (ii) unless an Event of Default has occurred and is continuing, Borrower (such approval of Borrower not to be unreasonably withheld or delayed, and shall be deemed provided unless expressly withheld by Borrower within three (3) Business Days of request therefor); provided, however, that notwithstanding the foregoing, (x) ”Eligible Assignee” shall not include any Borrower or any of a Borrower’s Affiliates or Subsidiaries, and (y) no proposed assignee intending to assume all or any portion of the Revolving Loan Commitment shall be an Eligible Assignee unless such proposed assignee either already holds a portion of the Revolving Loan Commitment, or has been approved as an Eligible Assignee by Agent.
     “Eligible FF&E” means FF&E owned by Borrowers and used by Borrowers in the Ordinary Course of Business that Agent, in its good faith credit judgment and discretion, deems to be Eligible FF&E. Without limiting the generality of the foregoing, no FF&E shall be Eligible FF&E if:

     (a) such FF&E is not owned by Borrowers free and clear of all Liens and rights of any other Person;
     (b) such FF&E is covered by a negotiable document of title, unless such document has been delivered to Agent with all necessary endorsements, free and clear of all Liens except those in favor of Agent;
     (c) such FF&E is obsolete, shopworn or damaged, is of substandard quality or is not of good quality, free from any defects;
     (d) such FF&E is not subject to a first priority Lien in favor of Agent;
     (e) such FF&E consists of goods that can be transported or sold only with licenses that are not readily available or of any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance, or similar term, by any environmental law or any Governmental Authority applicable to Borrowers or their business, operations or assets;
     (f) such FF&E is not covered by casualty insurance reasonably acceptable to Agent;
     (g) any covenant, representation or warranty contained in the Financing Documents with respect to such FF&E has been breached;
     (h) such FF&E is located on premises with respect to which Agent has not received a landlord, warehouseman, bailee and mortgagee letter acceptable in form and substance to Agent;
     (i) such FF&E does not meet all standards imposed by any Governmental Authority with respect to its use or ownership (as the case may be);
     (j) such FF&E is held for rental or lease by or on behalf of Borrowers;
     (k) such FF&E is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third parties (but in the case of any FF&E subject to a licensing, patent, royalty, trademark, trade name or copyright agreement, such FF&E shall be excluded from the definition of “Eligible FF&E” only to the extent of the payment or other obligations owed under such licensing, patent, royalty, trademark, trade name or copyright agreement); or
     (l) such FF&E fails to meet such other specifications and requirements which may from time to time be established by Agent in its good faith credit judgment. Agent and Borrowers agree that FF&E shall be subject to periodic appraisal by Agent and that valuation of FF&E shall be subject to adjustment pursuant to the results of such appraisal. Notwithstanding the foregoing, the valuation of FF&E shall be subject to any legal limitations on sale and transfer of such FF&E.
     “Eligible Inventory” means Inventory owned by Borrowers and acquired and dispensed by Borrowers in the Ordinary Course of Business that Agent, in its good faith credit judgment and discretion, deems to be Eligible Inventory. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory if:
     (a) such Inventory is not owned by Borrowers free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure Borrowers’ performance with respect to that Inventory);
     (b) such Inventory is placed on consignment or is in transit;
     (c) such Inventory is covered by a negotiable document of title, unless such document has been delivered to Agent with all necessary endorsements, free and clear of all Liens except those in favor of Agent;
     (d) such Inventory is excess, obsolete, unsalable, shopworn, seconds, damaged, unfit for sale, unfit for further processing, is of substandard quality or is not of good and merchantable quality, free from any defects;

     (e) such Inventory consists of display items or packing or shipping materials, manufacturing supplies or Work-In-Process;
     (f) such Inventory is not subject to a first priority Lien in favor of Agent;
     (i) such Inventory consists of goods that can be transported or sold only with licenses that are not readily available or of any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance, or similar term, by any environmental law or any Governmental Authority applicable to Borrowers or their business, operations or assets;
     (k) such Inventory is not covered by casualty insurance reasonably acceptable to Agent;
     (l) any covenant, representation or warranty contained in the Financing Documents with respect to such Inventory has been breached;
     (m) such Inventory is located on premises where the aggregate amount of all Inventory (valued at cost) of Borrowers located thereon is less than $10,000;
     (o) such Inventory is located on premises with respect to which Agent has not received a landlord, warehouseman, bailee or mortgagee letter acceptable in form and substance to Agent;
     (p) such Inventory consists of (A) discontinued items, (B) slow-moving items (other than Primers) or excess items held in inventory, or (C) used items held for resale;
     (q) such Inventory does not consist of raw materials or finished goods;
     (r) such Inventory does not meet all standards imposed by any Governmental Authority, including with respect to its production, acquisition or importation (as the case may be);
     (s) such Inventory has an expiration date within the next three (3) months;
     (t) such Inventory consists of products for which Borrowers have a greater than three (3) month supply on hand;
     (u) such Inventory is held for rental or lease by or on behalf of Borrowers;
     (v) such Inventory is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third parties (but in the case of any Inventory subject to a licensing, patent, royalty, trademark, trade name or copyright agreement, such Inventory shall be excluded from the definition of “Eligible Inventory” only to the extent of the payment or other obligations owed under such licensing, patent, royalty, trademark, trade name or copyright agreement); or
     (w) such Inventory fails to meet such other specifications and requirements that may from time to time be established by Agent in its good faith credit judgment. Agent and Borrowers agree that Inventory shall be subject to periodic appraisal by Agent and that valuation of Inventory shall be subject to adjustment pursuant to the results of such appraisal. Notwithstanding the foregoing, the valuation of Inventory shall be subject to any legal limitations on sale and transfer of such Inventory.
     “Environmental Laws” means any and all Laws relating to the environment or the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Materials or wastes into the environment, including ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Materials or wastes or the clean-up or other remediation thereof.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.
     “Event of Default” has the meaning set forth in Section 9.1.
     “Excluded Property” has the meaning set forth in Schedule 8.1.
     “Extraordinary Receipts” means any cash received by or paid to or for the account of any Credit Party other than in the Ordinary Course of Business, including, without limitation, amounts received in respect of foreign, United States, State or local tax refunds to the extent not included in the calculation of EBITDA, pension plan reversions, purchase price and other monetary adjustments made pursuant to any acquisition document and/or indemnification payments made pursuant to any acquisition document (other than such indemnification payments to the extent that the amounts so received are applied by a Credit Party for the purpose of replacing, repairing or restoring any assets or properties of a Credit Party, or satisfying the condition giving rise to the claim for indemnification or otherwise covering any out-of-pocket expenses incurred by any Credit Party in obtaining such payments), but excluding any proceeds described in clause (i) and/or clause (iii) of Section 2.1(a)(ii)(B), proceeds of life insurance policies, proceeds of equity investments in Borrowers and proceeds of Subordinated Debt.
     “Financing Documents” means this Agreement, any Notes, the Required Warrants, any subordination or intercreditor agreement pursuant to which any Debt and/or any Liens securing such Debt is subordinated to all or any portion of the Obligations and all other documents, instruments and agreements contemplated herein or thereby and heretofore executed, executed concurrently herewith or executed at any time and from time to time hereafter, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.
     “FF&E” means all present and future “equipment” as defined in the UCC in effect on the date hereof and upon which an indefeasible first priority security interest may be perfected under the UCC by the filing of a financing statement and which filed security interest cannot be primed by some other means of perfection under the UCC, and specifically excluding any vehicles and any goods or other personal property upon which a lien or security interest may be acquired or perfected under laws other than the UCC.
     “Fixed Charge Coverage Ratio” has the meaning provided in the Compliance Certificate.
     “GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances as of the date of determination.
     “Governmental Account Debtor” means any Account Debtor that is a Governmental Authority unless the Account of such Account Debtor is an Eligible Account pursuant to clause (n) of the definition of “Eligible Accounts”.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.
     “Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business. The term “Guarantee” used as a verb has a corresponding meaning.
     “Guarantor” means any Credit Party that has executed or delivered, or shall in the future execute or deliver, any Guarantee of any portion of the Obligations.
     “Hazardous Materials” means (a) any “hazardous substance” as defined in CERCLA, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, (c) asbestos, (d) polychlorinated biphenyls, (e) petroleum, its derivatives, by-products and other hydrocarbons, (f) mold, and (g) any other pollutant, toxic, radioactive, caustic or otherwise hazardous substance regulated under Environmental Laws.
     “Intellectual Property” means, with respect to any Person, all Patents, Trademarks, trade names, trade styles, trade dress, service marks, logos and other business identifiers, Copyrights, technology, know-how and processes, computer hardware and software and all applications and licenses therefor, used in or necessary for the conduct of business by such Person.
     “Inventory” has the meaning given in the UCC.
     “Investment” means any investment in any Person, whether by means of acquiring (whether for cash, property, services, securities or otherwise) or holding securities, capital contributions, loans, time deposits, advances, Guarantees or otherwise. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto.
     “IP Proceeds” has the meaning set forth in Schedule 8.1.
     “Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, guidances, guidelines, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions, whether now or hereafter in effect, which are applicable to any Credit Party in any particular circumstance. “Laws” includes, without limitation, Environmental Laws.
     “LC Issuer” means one or more banks, trust companies or other Persons, in each case mutually agreeable to Agent and Borrower as an LC Issuer for purposes of issuing one or more Letters of Credit hereunder. Without limitation of Agent’s discretion to identify any Person as an LC Issuer, no Person shall be designated as an LC Issuer unless such Person maintains reporting systems acceptable to Agent with respect to letter of credit exposure and agrees to provide regular reporting to Agent satisfactory to it with respect to such exposure.
     “Lender” means each of (a) Merrill Lynch, (b) each other Person party hereto in its capacity as a lender, (c) each other Person that becomes a party hereto as Lender pursuant to Section 11.6, and (d) the respective successors of all of the foregoing, and “Lenders” means all of the foregoing.
     “Lender Letter of Credit” means a Letter of Credit issued by an LC Issuer that is also, at the time of issuance of such Letter of Credit, a Lender.
     “Letter of Credit” means a standby letter of credit issued for the account of any Borrower by an LC Issuer which expires by its terms within one year after the date of issuance and in any event at least thirty (30) days prior to the Commitment Expiry Date. Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiry date for one or more successive one (1) year periods provided that the LC Issuer that issued such Letter of Credit has the right to terminate such Letter of Credit on each such annual expiration date and no renewal term may extend the term of the Letter of Credit to a date that is later than the thirtieth (30th) day prior to the Commitment Expiry Date.
     “Letter of Credit Liabilities” means, at any time of calculation, the sum of (a) without duplication, the amount then available for drawing under all outstanding Lender Letters of Credit and all Supported Letters of

Credit, in each case without regard to whether any conditions to drawing thereunder can then be met, plus (b) without duplication, the aggregate unpaid amount of all reimbursement obligations in respect of previous drawings made under all such Lender Letters of Credit and Supported Letters of Credit.
     “License” means, with respect to any asset, any license or sublicense, right to use or comparable arrangement in favor of one or more parties who will implement, develop, apply or otherwise use such asset, whether non exclusive, semi-exclusive, co-exclusive or exclusive and whether limited or unlimited as to geographic area, duration, field or otherwise.
     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement and the other Financing Documents, any Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
     “Litigation” means any action, suit or proceeding before any court, mediator, arbitrator or Governmental Authority.
     “Loan Account” has the meaning set forth in Section 2.5(b).
     “Loans” means the Term Loan, the Revolving Loans, or any combination of the foregoing, as the context may require. All references herein to the “making” of a Loan or words of similar import shall mean, with respect to the Term Loan, the making of any advance in respect of a Term Loan.
     “Lockbox” has the meaning set forth in Section 2.9.
     “Lockbox Account” means an account or accounts maintained at the Lockbox Bank into which collections of Accounts are paid.
     “Lockbox Bank” has the meaning set forth in Section 2.9.
     “Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related (a) a material adverse change in, or a material adverse effect upon, any of (i) the financial condition, operations, business or, properties of Borrower or of Borrower and the other Credit Parties taken as a whole, (ii) the rights and remedies of Agent or Lenders under any Financing Document, or the ability of any Credit Party to perform any of its obligations under any Financing Document to which it is a party, (iii) the legality, validity or enforceability of any Financing Document, or (iv) the existence, perfection or priority of any security interest granted in any Financing Document.
     “Material Contracts” has the meaning set forth in Section 3.15.
     “Merrill Lynch” means Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., and its successors.
     “Non-Funding Lender” means a Lender that has delivered a notice to the Agent stating that such Lender shall cease making Revolving Loans and/or advances in respect of the Term Loan due to the non-satisfaction of one or more conditions set forth in Article 7, and specifying any such non-satisfied conditions; provided, however, that any Lender delivering any such notice shall be a Non-Funding Lender solely over the period commencing on the Business Day following receipt by Agent of such notice, and terminating on such date that such Lender has either revoked the effectiveness of such notice or acknowledged to Agent the satisfaction of the condition specified in such notice.

     “Notes” means the Term Note, the Revolving Loan Notes, or any combination of the foregoing, as the context may require.
     “Notice of Borrowing” means a notice of a Responsible Officer of Borrower, appropriately completed and substantially in the form of Exhibit D hereto.
     “Notice of LC Credit Event” means a notice from a Responsible Officer of Borrower to Agent with respect to any issuance, increase or extension of a Letter of Credit specifying: (a) the date of issuance or increase of a Letter of Credit; (b) the identity of the LC Issuer with respect to such Letter of Credit, (c) the expiry date of such Letter of Credit; (d) the proposed terms of such Letter of Credit, including the face amount; and (e) the transactions that are to be supported or financed with such Letter of Credit or increase thereof.
     “Obligations” means all obligations, liabilities and indebtedness (monetary (including post-petition interest, whether or not allowed) or otherwise) of each Credit Party under this Agreement or any other Financing Document, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due. In addition to, but without duplication of, the foregoing, the Obligations shall include, without limitation, all obligations, liabilities and indebtedness arising from or in connection with (a) all Support Agreements, and (b) all Lender Letters of Credit.
     “OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.
     “OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.
     “Operative Documents” means the Financing Documents, the Subordinated Debt Documents and any documents effecting any purchase or sale or other transaction that is closing contemporaneously with the closing of the financing under this Agreement.
     “Ordinary Course of Business” means, in respect of any transaction involving any Credit Party, the ordinary course of such Credit Party’s business, as conducted by such Credit Party substantially in accordance with past practices.
     “Orderly Liquidation Value” means the net amount (after all costs of sale), expressed in terms of money, which Agent, in its good faith discretion, estimates can be realized from a sale, as of a specific date, given a reasonable period to find a purchaser(s), with the seller being compelled to sell on an as-is/where-is basis.
     “Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability or members agreement).
     “Payment Account” means the account specified on the signature pages hereof into which all payments by or on behalf of each Borrower to Agent under the Financing Documents shall be made, or such other account as Agent shall from time to time specify by notice to Borrower.
     “Payment Notification” means a written notification substantially in the form of Exhibit E hereto.
     “PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.
     “Pension Plan” means any ERISA Plan that is subject to Section 412 of the Code or Title IV of ERISA.

     “Permits” means all governmental licenses, authorizations, provider numbers, supplier numbers, registrations, permits, certificates, franchises, qualifications, accreditations, consents and approvals required under all applicable Laws and required in order to carry on its business as now conducted, including, without limitation, Healthcare Permits.
     “Permitted Affiliate” means with respect to any Person (a) any Person that directly or indirectly controls such Person, and (b) any Person that is controlled by or is under common control with such controlling Person. As used in this definition, the term “control” of a Person means the possession, directly or indirectly, of the power to vote fifty-one percent (51%) or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Permitted Contest” means, with respect to any tax obligation or other obligation allegedly or potentially owing from any Borrower to any governmental tax authority or other third party, a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made on the books and records and financial statements of the applicable Borrower(s); provided, however, that (a) compliance with the obligation that is the subject of such contest is effectively stayed during such challenge; (b) Borrowers’ title to, and its right to use, the Collateral is not adversely affected thereby and Agent’s Lien and priority on the Collateral are not adversely affected, altered or impaired thereby; (c) Borrowers have given prior written notice to Agent of Borrowers’ intent to so contest the obligation; (d) in the case of real estate taxes or assessments or mechanic’s, workmen’s, materialmen’s or other like Liens with respect to any real estate which is part of the Collateral, Borrowers have obtained an endorsement, in form and substance satisfactory to Agent, to the loan policy of title insurance issued to Agent insuring over any Lien created by such obligation, or Borrowers have deposited with Agent a bond or other security satisfactory to Agent, in its reasonable discretion, against loss or injury by reason of such contest or the non-payment of such obligation or charge (and if such security is cash, Agent may, but shall not be obligated to, deposit the same in an interest-bearing account and interest accrued thereon, if any, shall be deemed to constitute a part of such security for purposes of this Agreement, but Agent (i) makes no representation or warranty as to the rate or amount of interest, if any, which may accrue thereon and shall have no liability in connection therewith and (ii) shall not be deemed to be a trustee or fiduciary with respect to its receipt of any such security and any such security may be commingled with other monies of Agent); (e) the Collateral or any part thereof or any interest therein shall not be in any danger of being sold, forfeited or lost by reason of such contest by Borrowers; (f) Borrowers have given Agent notice of the commencement of such contest and upon request by Agent, from time to time, notice of the status of such contest by Borrowers and/or confirmation of the continuing satisfaction of this definition; and (g) upon a final determination of such contest, Borrowers shall promptly comply with the requirements thereof.
     “Permitted Indebtedness” means: (a) Borrower’s Debt to Agent and each Lender under this Agreement and the other Financing Documents; (b) Subordinated Debt; (c) unsecured Debt to trade creditors incurred in the Ordinary Course of Business; (d) Debt incurred as a result of endorsing negotiable instruments received in the Ordinary Course of Business; (e) purchase money Debt not to exceed $100,000 at any time (whether in the form of a loan or a lease) used solely to acquire equipment used in the Ordinary Course of Business and secured only by such equipment; (f) Debt existing on the date of this Agreement and described on Schedule 5.1; (g) Debt not exceeding $1,000,000 in the aggregate in favor of the Massachusetts Development Corporation at any time (whether in the form of a loan or a lease) used solely to acquire equipment used in the Ordinary Course of Business and secured only by such equipment; (h) other unsecured Debt not exceeding $100,000 in the aggregate; and (i) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (h) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.
     “Permitted Investments” means:
     (a) Investments shown on Schedule 5.7 and existing on the Closing Date;
     (b) (i) cash equivalents, and (ii) any similar short term Investments permitted by Borrowers’ investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved by Agent;
     (c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrowers;

     (d) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrowers or their Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrowers’ Board of Directors (or other governing body);
     (e) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business;
     (f) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business; provided that this paragraph (f) shall not apply to Investments of Borrowers in any Subsidiary.
     (g) Investments consisting of deposit accounts in which Agent has a security interest;
     (h) Investments consisting of the acquisition of all or substantially all of the assets or capital stock of another Person provided that, after giving effect to such acquisition, no Event of Default has occurred and is continuing or would exist after giving effect to such acquisition, and such acquisition would not result in a decrease of more than twenty percent (20%) of Tangible Net Worth of the Borrowers; and
     (i) Other Investments in an amount not exceeding $50,000 in the aggregate at any time.
     “Permitted Liens” means: (a) deposits or pledges of cash to secure obligations under workmen’s compensation, social security or similar laws, or under unemployment insurance (but excluding Liens arising under ERISA); (b) deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money or the deferred purchase price of property or services), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business; (c) carrier’s, warehousemen’s, mechanic’s, workmen’s, materialmen’s or other like Liens on Collateral, other than Accounts, arising in the Ordinary Course of Business with respect to obligations which are not due, or which are being contested pursuant to a Permitted Contest; (d) Liens on Collateral, other than Accounts, for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted Contest; (e) attachments, appeal bonds, judgments and other similar Liens on Collateral other than Accounts, for sums not exceeding $25,000 in the aggregate arising in connection with court proceedings; provided, however, that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Permitted Contest; (f) Liens in favor of Agent under the Financing Documents; (g) Liens on Collateral other than Accounts existing on the date hereof and set forth on Schedule 5.2; (h) Liens in favor of other financial institutions arising in connection with Borrowers’ deposit and/or securities accounts held at such institutions, provided that Agent has a perfected security interest in the amounts held in such deposit and/or securities accounts; (i) any Lien on equipment securing Debt permitted under subpart (h) or (i) of the definition of Permitted Indebtedness; and (j) Licenses (other than Licenses which are the substantial equivalent of a sale of all or substantially all of the Borrowers’ intellectual property).
     “Permitted Transfers” means the collective reference to one or more transfers, via a sale and not by pledge or hypothecation, which, in the aggregate during the term of this Agreement, result in a transfer of legal or beneficial ownership or control of up to 49% of the direct or indirect ownership or voting interests in the Borrowers or any Guarantor to a Person (a) purchasing such ownership interest in a public offering registered with the Securities and Exchange Commission or (b) other than a Blocked Person, that is (i) a venture capital investor, so long as Borrowers have given Agent at least fifteen (15) days prior written notice of the identity of the assignees, together with such information as Agent shall deem necessary to confirm that such assignee is not a Blocked Person or (ii) at the time of such transfer, already a holder of direct or indirect ownership or voting interests in the Borrowers. Notwithstanding the limitations set forth in the foregoing sentence (a) any holder of direct or indirect ownership or voting interests in the Borrowers which is a partnership may transfer such holder’s rights to such holder’s constituent partners, retired partners (including spouses, ancestors, lineal descendants and siblings of such partners or spouses who acquire such interests by gift, will or intestate succession) or their respective Affiliates, (b) any holder of direct or indirect ownership or voting interests in the Borrowers which is a limited liability company may transfer such holder’s right to such holder’s members, (c) any holder of direct or indirect ownership or voting interests in the Borrowers which is a natural person may transfer such holder’s rights to any immediate family member or to any trust created for the benefit or such holder or his or her immediate family members, and (d) any holder of direct or indirect ownership or voting interests in the Borrowers may transfer such holder’s rights to a Permitted Affiliate of such holder (provided that no transfer of any given interest pursuant to this subpart may be made more often than once per twelve (12) month period), subject in each case to such transferee’s agreeing in writing to be bound by the rights and restrictions of this Agreement; and any such transfer described in the foregoing clauses (a) through (d) shall be deemed a “Permitted Transfer” and shall not count toward the 49% limitation described above.
     “Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.
     “Positive Cash Flow” means, for the trailing six-month period most recently ended (the “Defined Period”) (i) the amount of cash flow from operating activities (as determined in accordance with GAAP, and excluding the effect of any Extraordinary Receipts or dispositions of assets) for the Defined Period minus (ii) the sum of (x) unfinanced capital expenditures for the Defined Period and (y) scheduled payments of principal for the Defined Period with respect to all Debt (including the portion of scheduled payments under capital leases allocable to principal but excluding mandatory prepayments required by Section 2.1(a)(ii)(B) and excluding scheduled repayments of Revolving Loans and other Debt subject to reborrowing to the extent not accompanied by a concurrent and permanent reduction of the Revolving Loan Commitment (or equivalent loan commitment)) is greater than $0.
     “Primary Collateral” means all Collateral other than IP Proceeds.
     “Primary Collateral Proceeds” means all proceeds (as defined in the Uniform Commercial Code) of the Primary Collateral.
     “Primers” means a polymeric chain containing ten nucleotides (a type of chemical compound occurring in nucleic acids such as RNA and DNA) or fewer.
     “Pro Rata Share” means (a) with respect to a Lender’s obligation to make advances in respect of a Term Loan and such Lender’s right to receive payments of principal and interest with respect to the Term Loans, the Term Loan Commitment Percentage of such Lender, (b) with respect to a Lender’s obligation to make Revolving Loans, such Lender’s right to receive payments of principal and interest with respect thereto, such Lender’s right to receive the unused line fee described in Section 2.2(b), and such Lender’s obligation to share in Letter of Credit Liabilities and to receive the related Letter of Credit fee described in Section 2.4(b), the Revolving Loan Commitment Percentage of such Lender, and (c) for all other purposes with respect to any Lender, the percentage obtained by dividing (i) the sum of the Revolving Loan Commitment Amount and Term Loan Commitment Amount of such Lender (or, in the event the Revolving Loan Commitment or Term Loan Commitment shall have been terminated, such Lender’s then existing Revolving Loan Outstandings and then outstanding principal amount of the Term Loan, as applicable), by (ii) the sum of the Revolving Loan Commitment and Term Loan Commitment Amount (or, in the event the Revolving Loan Commitment or Term Loan Commitment shall have been terminated, the then existing Revolving Loan Outstandings and then outstanding principal amount of the Term Loan, as applicable) of all Lenders.
     “Reimbursement Obligations” means, at any date, the obligations of each Borrower then outstanding to reimburse (a) Agent for payments made by Agent under a Support Agreement, and/or (b) any LC Issuer, for payments made by such LC Issuer under a Lender Letter of Credit.
     “Required Lenders” means at any time Lenders holding (a) sixty-six and two thirds percent (66 2/3%) or more of the sum of the Revolving Loan Commitment and the Term Loan Commitment (taken as a whole), or (b) if the Revolving Loan Commitment or Term Loan Commitment has been terminated, sixty-six and two thirds percent (66 2/3%) or more of the sum of (x) the then aggregate outstanding principal balance of the Loans plus (y) the then aggregate amount of Letter of Credit Liabilities.
     “Required Warrants” means that warrant to purchase shares of the Borrower’s Series B-1 Preferred Stock as set forth in that certain Warrant to Purchase Stock by and between the Borrower and Agent, dated as of the date hereof. The Required Warrants shall otherwise be in form and substance acceptable to Agent and Lenders. As a holder of the Required Warrants, Agent shall become a party to the Borrower’s Amended and Restated Registration Rights Agreement as amended and restated and in effect from time to time.
     “Responsible Officer” means either of the Chief Executive Officer or Chief Financial Officer of the applicable Borrower.
     “Restricted Distribution” means as to any Person (a) any dividend or other distribution (whether in cash, securities or other property) on any equity interest in such Person (except those payable solely in its equity interests of the same class), (b) any payment (except those payable solely in its equity interests) on account of (i) the purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition of any equity interests in such Person or any claim respecting the purchase or sale of any equity interest in such Person or (ii) any option, warrant or other right to acquire any equity interests in such Person, (c) any management fees, salaries or other fees or compensation (other than fees, salaries and compensation in the form of shares of Borrower’s capital stock) to any Person holding an equity interest in a Borrower (other than payments of compensation of employees in the Ordinary Course of Business and substantially consistent with past practices), an Affiliate of Borrower or an Affiliate of any Subsidiary of Borrower, (d) any lease or rental payments to an Affiliate or Subsidiary of Borrower, or (e) cash repayments of, or cash debt service on, loans or other indebtedness held by an Investor, an Affiliate of Borrower or an Affiliate of any Subsidiary of Borrower.
     “Revolving Lender” means each Lender having a Revolving Loan Commitment Amount in excess of zero (or, in the event the Revolving Loan Commitment shall have been terminated at any time, each Lender at such time having Revolving Loan Outstandings in excess of zero).
     “Revolving Loan Availability” means, at any time, the Revolving Loan Limit less the Revolving Loan Outstandings.
     “Revolving Loan Borrowing” means a borrowing of a Revolving Loan.
     “Revolving Loan Commitment” means the sum of each Lender’s Revolving Loan Commitment Amount.
     “Revolving Loan Commitment Amount” means, as to any Lender, the dollar amount set forth opposite such Lender’s name on the Commitment Annex under the column “Revolving Loan Commitment Amount” (if such Lender’s name is not so set forth thereon, then the dollar amount on the Commitment Annex for the Revolving Loan Commitment Amount for such Lender shall be deemed to be zero), as such amount may be adjusted from time to time by any “Amounts Assigned” (with respect to such Lender’s portion of Revolving Loans outstanding and its commitment to make Revolving Loans) pursuant to the terms of any and all effective assignment agreements to which such Lender is a party.
     “Revolving Loan Commitment Percentage” means, as to any Lender, (a) on the Closing Date, the percentage set forth opposite such Lender’s name on the Commitment Annex under the column “Revolving Loan Commitment Percentage” (if such Lender’s name is not so set forth thereon, then, on the Closing Date, such percentage for such Lender shall be deemed to be zero), and (b) on any date following the Closing Date, the percentage equal to the Revolving Loan Commitment Amount of such Lender on such date divided by the Revolving Loan Commitment on such date.
     “Revolving Loan Limit” means, at any time, the lesser of (a) the Revolving Loan Commitment and (b) the Borrowing Base.
     “Revolving Loan Note” means the promissory note executed by Borrower and evidencing the obligation to repay the Revolving Loans.
     “Revolving Loan Outstandings” means at any time of calculation the sum of the then existing aggregate outstanding principal amount of Revolving Loans and the then existing Letter of Credit Liabilities.
     “Revolving Loans” has the meaning set forth in Section 2.1(b).

     “Security Document” means this Agreement and any other agreement, document or instrument executed concurrently herewith or at any time hereafter pursuant to which one or more Credit Parties or any other Person either (a) Guarantees payment or performance of all or any portion of the Obligations, and/or (b) provides, as security for all or any portion of the Obligations, a Lien on any of its assets in favor of Administrative Agent for its own benefit and the benefit of the Lenders, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.
     “Solvent” means, with respect to any Person, that such Person (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of its liabilities (including Contingent Obligations), and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.
     “Subordinated Debt” means any Debt of Borrowers incurred pursuant to the terms of the Subordinated Debt Documents, and with the prior written consent of the Required Lenders, all of which documents must be in form and substance acceptable to Agent in its sole discretion.
     “Subordinated Debt Documents” means any documents evidencing and/or securing Debt governed by a Subordination Agreement.
     “Subordination Agreement” means any agreement between Agent and another creditor of Borrowers, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, pursuant to which the Debt owing from any Borrower(s) and/or the Liens securing such Debt granted by any Borrower(s) to such creditor are subordinated in any way to the Obligations and the Liens created under the Security Documents, the terms and provisions of which such Subordination Agreements have been agreed to by and are acceptable to Agent in the exercise of its sole discretion.
     “Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such capital stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Borrower.
     “Support Agreement” has the meaning set forth in Section 2.4(a).
     “Supported Letter of Credit” means a Letter of Credit issued by an LC Issuer in reliance on one or more Support Agreements.
     “Tangible Net Worth” means, on any date, the consolidated total assets of Borrowers and their Subsidiaries minus, (i) any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, and (c) reserves not already deducted from assets, and (ii) Total Liabilities.
     “Taxes” has the meaning set forth in Section 2.7.
     “Term Loan” has the meaning set forth in Section 2.1(a).

     “Term Loan Commitment” means the sum of each Lender’s Term Loan Commitment Amount.
     “Term Loan Commitment Amount” means, as to any Lender, the dollar amount set forth opposite such Lender’s name on the Commitment Annex under the column “Term Loan Commitment Amount” (if such Lender’s name is not so set forth thereon, then the dollar amount on the Commitment Annex for the Term Loan Commitment Amount for such Lender shall be deemed to be zero), as such amount may be adjusted from time to time by any “Amounts Assigned” (with respect to such Lender’s portion of Term Loans outstanding and its commitment to make advances in respect of the Term Loan) pursuant to the terms of any and all effective assignment agreements to which such Lender is a party.
     “Term Loan Commitment Percentage” means, as to any Lender, (a) on the Closing Date, the percentage set forth opposite such Lender’s name on the Commitment Annex under the column “Term Loan Commitment Percentage” (if such Lender’s name is not so set forth thereon, then, on the Closing Date, such percentage for such Lender shall be deemed to be zero), and (b) on any date following the Closing Date, the percentage equal to the principal amount of the Term Loan held by such Lender on such date divided by the aggregate principal amount of the Term Loan on such date.
     “Term Note” means the promissory note executed by Borrower and evidencing the obligation to repay the Term Loan.
     “Termination Date” means the earlier to occur of (a) the Commitment Expiry Date, or (b) any date on which Agent accelerates the maturity of the Loans pursuant to Section 9.2.
     “Total Liabilities” means, on any day, obligations that should, under GAAP, be classified as liabilities on Borrowers’ consolidated balance sheet, including all Debt, and current portion Subordinated Debt allowed to be paid, but excluding all other Subordinated Debt.
     “UCC” means the Uniform Commercial Code of the State of Illinois or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.
     “United States” means the United States of America.
     “Work-In-Process” means Inventory that is not a product that is finished and approved by a Borrower in accordance with applicable Laws and such Borrower’s normal business practices for release and delivery to customers.
     Section 1.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including, without limitation, determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of each Borrower and its Consolidated Subsidiaries delivered to Agent and each of the Lenders on or prior to the Closing Date. If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Financing Document, and either Borrowers or the Required Lenders shall so request, the Agent, the Lenders and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, however, that until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrowers shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. All amounts used for purposes of financial calculations required to be made herein shall be without duplication.
     Section 1.3 Other Definitional Provisions. References in this Agreement to “Articles”, “Sections”, “Annexes”, “Exhibits” or “Schedules” shall be to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural.

“Include”, “includes” and “including” shall be deemed to be followed by “without limitation”. Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively. References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations. References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States. References to any agreement, instrument or document shall include all schedules, exhibits, annexes and other attachments thereto. References to capitalized terms that are not defined herein, but are defined in the UCC, shall have the meanings given them in the UCC.
     Section 1.4 Funding and Settlement Currency. Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States and in immediately available funds.
     Section 1.5 Riders. All Riders attached hereto are hereby incorporated herein by this reference and made a part hereof.
ARTICLE 2 — LOANS AND LETTERS OF CREDIT
     Section 2.1 Loans.
     (a) Term Loans.
          (i) Term Loan Amounts. On the terms and subject to the conditions set forth herein, the Lenders hereby agree to make to Borrowers a term loan in an original principal amount equal to $2,500,000 (“Term Loan”). Each Lender’s obligation to fund the Term Loan shall be limited to such Lender’s Term Loan Commitment Percentage, and no Lender shall have any obligation to fund any portion of any Term Loan required to be funded by any other Lender, but not so funded. No Borrower shall have any right to reborrow any portion of the Term Loan that is repaid or prepaid from time to time. The Term Loan may be funded in multiple advances, but no advances under the Term Loan shall be made after April 26, 2007. Agent shall have no obligation to make more than one (1) advance in respect of the Term Loan per calendar month and Agent shall have no obligation to make any advance of the Term Loan that is less than $250,000. Borrowers shall deliver to Agent a Notice of Borrowing with respect to each proposed Term Loan advance, such Notice of Borrowing to be delivered no later than noon (Chicago time) two (2) Business Days prior to such proposed borrowing.
          (ii) Mandatory Prepayments; Optional Prepayments.
               (A) There shall become due and payable, and Borrowers shall repay the Term Loan through, scheduled payments on each date set forth on Schedule 2.1 attached hereto; if there is no Schedule 2.1 attached, then the principal of the Term Loan shall be payable upon demand of Agent. Notwithstanding the payment schedules set forth above, the outstanding principal amount of the Term Loan shall become immediately due and payable in full on the Termination Date.
               (B) There shall become due and payable and Borrowers shall prepay the Term Loan in the following amounts and at the following times: (i) on the date on which any Credit Party (or Agent as loss payee or assignee) receives any casualty proceeds of assets upon which Agent maintained a Lien, an amount equal to one hundred percent (100%) of such proceeds (subject to the provisions below in this Section 2.1(a)(ii)(B)), or such lesser portion as Agent shall elect to apply to the Obligations; (ii) an amount equal to any interest that is deemed to be in excess of the Maximum Lawful Rate and is required to be applied to the reduction of the principal balance of the Loans by any Lender as provided for in Section 2.6; (iii) upon receipt by any Credit Party of the proceeds of any asset disposition, an amount equal to one hundred percent (100%) of the net cash proceeds of such asset disposition not made in the Ordinary Course of Business; and (iv) upon receipt by any Credit Party of any Extraordinary Receipts, an amount equal to one hundred percent (100%) of such Extraordinary Receipts. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to $100,000, in the aggregate, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Agent, on behalf of the Lenders, and Lenders have been granted a first priority security interest, (b) if the replacement or repair has not been completed within ninety (90) days of the date of the casualty then the proceeds of such casualty policy shall be paid over to Agent on account of the Obligations, and (c) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Agent, be payable to Agent on account of the Obligations.
               (C) Borrowers may from time to time, with at least two (2) Business Days prior delivery to Agent of an appropriately completed Payment Notification, prepay all but not less than all the Term Loan; provided, however, that any such partial prepayment shall be in an amount equal to $100,000 or a higher integral multiple of $25,000.
          (iii) All Prepayments. Except as this Agreement may specifically provide otherwise, all prepayments of the Term Loan shall be applied by Agent to the Obligations in such order and manner as Agent may elect. No prepayment, whether mandatory or optional, shall alter Schedule 2.1 except as otherwise provided for herein or therein.
     (b) Revolving Loans.
          (i) Revolving Loans and Borrowings. On the terms and subject to the conditions set forth herein, each Lender severally agrees to make Loans to Borrowers from time to time as set forth herein (each a “Revolving Loan”, and collectively, “Revolving Loans”) equal to such Lender’s Revolving Loan Commitment Percentage of Revolving Loans requested by Borrower hereunder, provided, however, that after giving effect thereto, the Revolving Loan Outstandings shall not exceed the Revolving Loan Limit. Borrowers shall deliver to Agent a Notice of Borrowing with respect to each proposed Revolving Loan Borrowing, such Notice of Borrowing to be delivered no later than noon (Chicago time) two (2) Business Days prior to such proposed borrowing. Each Borrower and each Revolving Lender hereby authorizes Agent to make Revolving Loans on behalf of Revolving Lenders, at any time in its sole discretion, (A) as provided in Section 2.4(c), with respect to obligations arising under Support Agreements and/or Lender Letters of Credit, and (B) to pay principal owing in respect of the Loans and interest, fees, expenses and other charges of any Credit Party from time to time arising under this Agreement or any other Financing Document. The Borrowing Base shall be determined by Agent based on the most recent Borrowing Base Certificate delivered to Agent in accordance with this Agreement and such other information as may be available to Agent. Without limiting any other rights and remedies of Agent hereunder or under the other Financing Documents, the Revolving Loans shall be subject to Agent’s continuing right to withhold from the Borrowing Base reserves, and to increase and decrease such reserves from time to time, if and to the extent that in Agent’s good faith credit judgment and discretion, such reserves are necessary.
          (ii) Mandatory Revolving Loan Repayments and Prepayments.
               (A) The Revolving Loan Commitment shall terminate on the Termination Date. On such Termination Date, there shall become due, and Borrowers shall pay, the entire outstanding principal amount of each Revolving Loan, together with accrued and unpaid interest thereon to, but excluding, the Termination Date.
               (B) If at any time the Revolving Loan Outstandings exceed the Revolving Loan Limit, then, on the next succeeding Business Day, Borrowers shall repay the Revolving Loans or cash collateralize Letter of Credit Liabilities in the manner specified in Section 2.4(e) or cancel outstanding Letters of Credit, or any combination of the foregoing, in an aggregate amount equal to such excess.
               (C) Principal payable on account of Revolving Loans shall be payable by Borrowers to Agent (A) immediately upon the receipt by any Borrower or Agent of any payments on or proceeds from any of the Accounts, to the extent of such payments or proceeds, as further described in Section 2.9 below, and (B) in full on the Termination Date.

          (iii) Optional Prepayments. Borrowers may from time to time prepay the Revolving Loans in whole or in part; provided, however, that any such partial prepayment shall be in an amount equal to $100,000 or a higher integral multiple of $25,000.
          (iv) Restriction on Termination. Borrowers shall have no right to terminate the Revolving Loan Commitment, or to otherwise terminate this Agreement, while any portion of the indebtedness under the Affiliated Financing Documents shall remain outstanding. Notwithstanding any prepayment of the Revolving Loan Outstandings or any other termination of Lenders’ Credit Exposure under this Agreement, Agents and Lenders shall have no obligation to release any of the Collateral securing this Agreement while any portion of the indebtedness under the Affiliated Financing Documents shall remain outstanding.
     Section 2.2 Interest, Interest Calculations and Certain Fees.
     (a) Interest. From and following the Closing Date, the Loans and the other Obligations shall bear interest at the sum of the Base Rate plus the applicable Base Rate Margin. For purposes of calculating interest, all funds transferred from the Payment Account for application to any Revolving Loans or Term Loan shall be subject to a three (3) Business Day clearance period.
     (b) Unused Line Fee. From and following the Closing Date, Borrowers shall pay Agent, for the benefit of all Lenders committed to make Revolving Loans, in accordance with their respective Pro Rata Shares, a fee in an amount equal to (i) (A) the Revolving Loan Commitment minus (B) the average daily balance of the sum of the Revolving Loan Outstandings during the preceding month, multiplied by (ii) five hundred four one-thousandths of one percent (0.504%) per annum. Such fee is to be paid monthly in arrears on the first day of each month.
     (c) Reserved.
     (d) Commitment Fee. Contemporaneous with Borrowers’ execution of this Agreement, Borrowers shall pay Agent, for the benefit of all Lenders committed to make Revolving Loans on the Closing Date, in accordance with their respective Pro Rata Shares, a fee in an amount equal to (i) the Revolving Loan Commitment, multiplied by (ii) one percent (1.00%). Contemporaneous with Borrowers execution of this Agreement, Borrowers shall pay Agent, for its own account and not for the benefit of any other Lenders, a fee in an amount equal to the Term Loan Commitment multiplied by one percent (1.00%). Notwithstanding the foregoing, provided that no Event of Default shall have occurred, Borrowers shall be permitted to defer payment of (A) one-third (1/3) of the fees described in this subsection for a period of one year from the date of this Agreement, and (B) one-third (1/3) of the fees described in this subsection for a period of two years from the date of this Agreement.
     (e) Deferred Revolving Loan Commitment Fee. If Agent’s funding obligations in respect of the Revolving Loan Commitment under this Agreement terminate for any reason (whether by voluntary termination by Borrowers, by reason of the occurrence of an Event of Default or otherwise) prior to the Commitment Expiry Date, Borrowers shall pay to Agent, for the benefit of all Lenders committed to make Revolving Loans, a fee (the “Deferred Commitment Fee”) as compensation for the costs of such Lenders being prepared to make funds available to Borrowers under this Agreement, equal to an amount determined by multiplying the Revolving Loan Commitment by the following applicable percentage amount: five percent (5.0%) for the first year following the Closing Date, three percent (3.0%) for the second year following the Closing Date, and one percent (1.0%) for the third year following the Closing Date. Notwithstanding the foregoing, the Deferred Commitment Fee payable upon any such termination occurring in the first year following the Closing Date shall be reduced to threee percent (3.0%) upon delivery to Lender of Borrowers’ certificate to the effect that the grant to Agent, on behalf of the Lenders, of a security interest in the IP Proceeds is impairing Borrowers’ ability to effect an equity financing. No amount will be payable pursuant to this paragraph if Borrowers voluntarily prepay the Obligations in full after the third anniversary of the Closing Date.
     (f) Reserved.
     (g) Audit Fees. Borrowers shall pay to Agent, for its own account and not for the benefit of any other

Lenders, all fees and expenses in connection with audits of Borrowers’ books and records, audits, valuations or appraisals of the Collateral, audits of Borrowers’ compliance with applicable Laws and such other matters as Agent shall deem appropriate, which shall be due and payable on the first Business Day of the month following the date of issuance by Agent of a written request for payment thereof to Borrowers.
     (h) Wire Fees. Borrowers shall pay to Agent, for its own account and not for the account of any other Lenders, on written demand, any and all fees, costs or expenses which Agent pays to a bank or other similar institution (including, without limitation, any fees paid by Agent to any other Lender) arising out of or in connection with (i) the forwarding to Borrowers or any other Person on behalf of Borrowers, by Agent, of proceeds of the Loans made by any Lender to Borrowers pursuant to this Agreement, and (ii) the depositing for collection, by Agent, of any check or item of payment received or delivered to Agent on account of Obligations.
     (i) Late Charges. If payments of principal (other than a final installment of principal upon the Termination Date), interest due on the Obligations, or any other amounts due hereunder or under the other Financing Documents are not timely made and remain overdue for a period of five (5) days, Borrowers, without notice or demand by Agent, promptly shall pay to Agent, for its own account and not for the benefit of any other Lenders, as additional compensation to Agent in administering the Obligations, an amount equal to five percent (5%) of each delinquent payment.
     (j) Computation of Interest and Related Fees; Payment of Interest. All interest and fees under each Financing Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The date of funding of Loan shall be included in the calculation of interest. The date of payment of a Loan shall be excluded from the calculation of interest. If a Loan is repaid on the same day that it is made, one (1) day’s interest shall be charged. Interest on all Loans is payable in arrears on the first day of each month and on the maturity of such Loans, whether by acceleration or otherwise.
     (k) Automated Clearing House Payments. If Agent so elects, monthly payments of interest and amortization shall be paid to Agent by Automated Clearing House debit of immediately available funds from the financial institution account designated by Borrowers in the Automated Clearing House debit authorization executed by Borrowers in connection with this Agreement, and shall be effective upon receipt. Borrowers shall execute any and all forms and documentation necessary from time to time to effectuate such automatic debiting. In no event shall any such payments be refunded to Borrowers.
     Section 2.3 Notes. The portion of the Loans made by each Lender shall be evidenced, if so requested by such Lender, by a promissory note executed by Borrowers on a joint and several basis in an original principal amount equal to such Lender’s Pro Rata Share of the applicable Loan Commitment.
     Section 2.4 Letters of Credit and Letter of Credit Fees.
     (a) Letter of Credit. On the terms and subject to the conditions set forth herein, the Revolving Loan Commitment may be used by Borrowers, in addition to the making of Revolving Loans hereunder, for the issuance, prior to the Termination Date, by (i) Agent, of letters of credit, Guarantees or other agreements or arrangements (each, a “Support Agreement”) to induce an LC Issuer to issue or increase the amount of, or extend the expiry date of, one or more Letters of Credit and (ii) a Lender, identified by Agent, as an LC Issuer, of one or more Lender Letters of Credit, so long as, in each case:
          (i) Agent shall have received a Notice of LC Credit Event at least five (5) Business Days before the relevant date of issuance, increase or extension; and
          (ii) after giving effect to such issuance, increase or extension, (A) the aggregate Letter of Credit Liabilities under all Letters of Credit do not exceed $25,000, and (B) the Revolving Loan Outstandings do not exceed the Revolving Loan Limit.
Nothing in this Agreement shall be construed to obligate any Lender to issue, increase the amount of or extend the expiry date of any letter of credit, which act or acts, if any, shall be subject to agreements to be entered into from time to time between Borrowers and such Lender. Each Lender that is an LC Issuer hereby agrees to give Agent prompt written notice of each issuance of a Lender Letter of Credit by such Lender and each payment made by such Lender in respect of Lender Letters of Credit issued by such Lender.
     (b) Letter of Credit Fee. Borrowers shall pay to Agent, for the benefit of the Revolving Lenders in accordance with their respective Pro Rata Shares, a letter of credit fee with respect to the Letter of Credit Liabilities for each Letter of Credit, computed for each day from the date of issuance of such Letter of Credit to the date that is the last day a drawing is available under such Letter of Credit, at a rate per annum equal to the Base Rate Margin then applicable to Revolving Loans. Such fee shall be payable in arrears on the last day of each calendar month prior to the Termination Date and on such date. In addition, Borrowers agree to pay promptly to the LC Issuer any customary and reasonable fronting or other fees that it may charge in connection with any Letter of Credit.
     (c) Reimbursement Obligations of Borrowers. If either (i) Agent shall make a payment to an LC Issuer pursuant to a Support Agreement, or (ii) any Lender shall honor any draw request under, and make payment in respect of, a Lender Letter of Credit, (A) the applicable Borrower shall reimburse Agent or such Lender, as applicable, for the amount of such payment by the end of the day on which Agent or such Lender shall make such payment and (B) Borrowers shall be deemed to have immediately requested that Revolving Lenders make a Revolving Loan, in a principal amount equal to the amount of such payment (but solely to the extent such Borrower shall have failed to directly reimburse Agent or, with respect to Lender Letters of Credit, the applicable LC Issuer, for the amount of such payment). Agent shall promptly notify Revolving Lenders of any such deemed request and each Revolving Lender (other than any such Revolving Lender that was a Non-Funding Lender at the time the applicable Supported Letter of Credit or Lender Letter of Credit was issued) hereby agrees to make available to Agent not later than noon (Chicago time) on the Business Day following such notification from Agent such Revolving Lender’s Pro Rata Share of such Revolving Loan. Each Revolving Lender (other than any applicable Non-Funding Lender specified above) hereby absolutely and unconditionally agrees to fund such Revolving Lender’s Pro Rata Share of the Loan described in the immediately preceding sentence, unaffected by any circumstance whatsoever, including, without limitation, (x) the occurrence and continuance of a Default or Event of Default, (y) the fact that, whether before or after giving effect to the making of any such Revolving Loan, the Revolving Loan Outstandings exceed or will exceed the Revolving Loan Limit, and/or (z) the non-satisfaction of any conditions set forth in Section 7.2. Agent hereby agrees to apply the gross proceeds of each Revolving Loan deemed made pursuant to this Section 2.4(c) in satisfaction of Borrowers’ reimbursement obligations arising pursuant to this Section 2.4(c). Borrowers shall pay interest, on demand, on all amounts so paid by Agent pursuant to any Support Agreement or to any applicable Lender in honoring a draw request under any Lender Letter of Credit for each day from the date of such payment until Borrowers reimburse Agent or the applicable Lender therefore (whether pursuant to clause (A) or (B) of the first sentence of this subsection (c)) at a rate per annum equal to the sum of two percent (2%) plus the interest rate applicable to Revolving Loans for such day.
     (d) Reimbursement and Other Payments by Borrowers. The obligations of each Borrower to reimburse Agent and/or the applicable LC Issuer pursuant to Section 2.4(c) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including the following:
          (i) any lack of validity or enforceability of, or any amendment or waiver of or any consent to departure from, any Letter of Credit or any related document;
          (ii) the existence of any claim, set-off, defense or other right which any Borrower may have at any time against the beneficiary of any Letter of Credit, the LC Issuer (including any claim for improper payment), Agent, any Lender or any other Person, whether in connection with any Financing Document or any unrelated transaction, provided, however, that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;
          (iii) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;
          (iv) any affiliation between the LC Issuer and Agent; or

          (v) to the extent permitted under applicable law, any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
     (e) Deposit Obligations of Borrowers. In the event any Letters of Credit are outstanding at the time that Borrowers prepay or are required to repay the Obligations or the Revolving Loan Commitment is terminated, Borrowers shall (i) deposit with Agent for the benefit of all Revolving Lenders cash in an amount equal to one hundred and five percent (105%) of the aggregate outstanding Letter of Credit Liabilities to be available to Agent, for its benefit and the benefit of issuers of Letters of Credit, to reimburse payments of drafts drawn under such Letters of Credit and pay any fees and expenses related thereto, and (ii) prepay the fee payable under Section 2.4(b) with respect to such Letters of Credit for the full remaining terms of such Letters of Credit assuming that the full amount of such Letters of Credit as of the date of such repayment or termination remain outstanding until the end of such remaining terms. Upon termination of any such Letter of Credit and provided no Event of Default has occurred and is continuing, the unearned portion of such prepaid fee attributable to such Letter of Credit shall be refunded to Borrowers, together with the deposit described in the preceding clause (i) to the extent not previously applied by Agent in the manner described herein.
     Section 2.5 General Provisions Regarding Payment; Loan Account.
     (a) All payments to be made by each Borrower under any Financing Document, including payments of principal and interest made hereunder and pursuant to any other Financing Document, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension (it being understood and agreed that, solely for purposes of calculating financial covenants and computations contained herein and determining compliance therewith, if payment is made, in full, on any such extended due date, such payment shall be deemed to have been paid on the original due date without giving effect to any extension thereto). Any payments received in the Payment Account before noon (Chicago time) on any date shall be deemed received by Agent on such date, and any payments received in the Payment Account after noon (Chicago time) on any date shall be deemed received by Agent on the next succeeding Business Day.
     (b) Agent shall maintain a loan account (the “Loan Account”) on its books to record Loans and other extensions of credit made by the Lenders hereunder or under any other Financing Document, and all payments thereon made by each Borrower. All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded in Agent’s books and records at any time shall be conclusive and binding evidence of the amounts due and owing to Agent by each Borrower absent clear and convincing evidence to the contrary; provided, however, that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower’s duty to pay all amounts owing hereunder or under any other Financing Document. Agent shall endeavor to provide Borrowers with a monthly statement regarding the Loan Account (but neither Agent nor any Lender shall have any liability if Agent shall fail to provide any such statement). Unless any Borrower notifies Agent of any objection to any such statement (specifically describing the basis for such objection) within thirty (30) days after the date of receipt thereof, it shall be deemed final, binding and conclusive upon Borrowers in all respects as to all matters reflected therein.
     Section 2.6 Maximum Interest. In no event shall the interest charged with respect to the Notes (if any) or any other obligations of any Borrower under any Financing Document exceed the maximum amount permitted under the laws of the State of Illinois or of any other applicable jurisdiction. Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable hereunder or under any Note or other Financing Document (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, each Borrower shall, to the extent permitted by law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received is equal to the total interest which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated

Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply. In no event shall the total interest received by any Lender exceed the amount which it could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, any Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrowers. In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.
     Section 2.7 Capital Adequacy. If any Lender shall determine in its commercially reasonable judgment that the adoption or taking effect of, or any change in, any applicable Law regarding capital adequacy, in each instance, after the Closing Date, or any change after the Closing Date in the interpretation, administration or application thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration or application thereof, or the compliance by any Lender or any Person controlling such Lender with any request, guideline or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency adopted or otherwise taking effect after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder or under any Support Agreement or Lender Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such adoption, taking effect, change, interpretation, administration, application or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) then from time to time, upon written demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), Borrowers shall promptly pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is two hundred seventy (270) days prior to the date on which such Lender first made demand therefor.
     Section 2.8 Joint and Several Liability. Borrowers are defined collectively to include all Persons constituting the Borrowers; provided, however, that any references herein to “any Borrower”, “each Borrower” or similar references, shall be construed as a reference to each individual Person named as one of the Borrowers herein. Each Person so named shall be jointly and severally liable for all of the obligations of Borrowers under this Agreement. Each Borrower, individually, expressly understands, agrees and acknowledges, that the credit facilities contemplated herein would not be made available on the terms herein in the absence of the collective credit of all of the Persons constituting the Borrowers, the joint and several liability of all such Persons, and the cross-collateralization of the collateral of all such Persons. Accordingly, each Borrower, individually acknowledges that the benefit to each of the Persons comprising the Borrower as a whole constitutes reasonably equivalent value, regardless of the amount of the credit facilities contemplated herein actually borrowed by, advanced to, or the amount of collateral provided by, any individual Borrower. In addition, each entity comprising Borrowers hereby acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Agreement shall be applicable to and shall be binding upon and measured and enforceable individually against each Person comprising Borrowers as well as all such Persons when taken together. By way of illustration, but without limiting the generality of the foregoing, the terms of Section 9.1 of this Agreement are to be applied to each individual Person comprising the Borrowers (as well as to all such Persons taken as a whole), such that the occurrence of any of the events described in Section 9.1 of this Agreement as to any Person comprising the Borrowers shall constitute an Event of Default even if such event has not occurred as to any other Persons comprising the Borrowers or as to all such Persons taken as a whole.
     Section 2.9 Collections and Lockbox Account.
     (a) Borrowers shall maintain a lockbox (the “Lockbox”) with a United States depository institution designated from time to time by Agent (the “Lockbox Bank”), subject to the provisions of this Agreement, and shall execute with the Lockbox Bank a Deposit Account Control Agreement and such other agreements related to such Lockbox as Agent may require. Borrowers shall ensure that all collections of Accounts (other than Accounts for which the Account Debtor is a Governmental Account Debtor) are paid directly from Account Debtors into the Lockbox for deposit into the Lockbox Account and/or directly into the Lockbox Account; provided, however, unless

Agent shall otherwise direct by written notice to Borrowers, Borrowers shall be permitted to cause Account Debtors who are individuals to pay Accounts directly to Borrowers, which Borrowers shall then administer and apply in the manner required below.
     (b) All funds deposited into a Lockbox Account shall be transferred into the Payment Account by the close of each Business Day.
     (c) Notwithstanding anything in any lockbox agreement or Deposit Account Control Agreement to the contrary, Borrowers agree that they shall be liable for any fees and charges in effect from time to time and charged by the Lockbox Bank in connection with the Lockbox and the Lockbox Account, and that Agent shall have no liability therefor. Borrowers hereby indemnify and agree to hold Agent harmless from any and all liabilities, claims, losses and demands whatsoever, including reasonable attorneys’ fees and expenses, arising from or relating to actions of Agent or the Lockbox Bank pursuant to this Section or any lockbox agreement or Deposit Account Control Agreement other than such liabilities, claims, losses and demands arising from Agent’s gross negligence or willful misconduct.
     (d) Agent shall apply, on a daily basis, all funds transferred into the Payment Account pursuant to this Section to reduce the outstanding Revolving Loans in such order of application as Agent shall elect. Agent shall have no obligation to apply any funds transferred into the Payment Account pursuant to this Section to reduce the outstanding Term Loan, but Agent shall have the option to apply such funds to any Term Loan to the extent of any payments (whether of principal, interest or otherwise) due and payable in respect thereof. If as the result of collections of Accounts pursuant to the terms and conditions of this Section a credit balance exists with respect to the Payment Account, such credit balance shall not accrue interest in favor of Borrowers, but shall be available to Borrowers upon request of Borrowers at any time or times for so long as no Default exists.
     (e) To the extent that any collections of Accounts or proceeds of other Collateral are not sent directly to the Lockbox but are received by any Borrower, such collections shall be held in trust for the benefit of Agent pursuant to an express trust created hereby and immediately remitted, in the form received, to applicable Lockbox and Lockbox Account. No such funds received by any Borrower shall be commingled with other funds of the Borrowers.
     (f) Borrowers acknowledge and agree that compliance with the terms of this Section is essential, and that Agent and Lenders will suffer immediate and irreparable injury and have no adequate remedy at law, if any Borrower, through acts or omissions, causes or permits Account Debtors to send payments other than to the Lockbox, or if any Borrower fails to immediately deposit collections of Accounts or proceeds of other Collateral in the Lockbox Account as herein required. Accordingly, in addition to all other rights and remedies of Agent and Lenders hereunder, Agent shall have the right to seek specific performance of the Borrowers’ obligations under this Section, and any other equitable relief as Agent may deem necessary or appropriate, and Borrowers waive any requirement for the posting of a bond in connection with such equitable relief.
     (g) Borrowers shall not, and Borrowers shall not suffer or permit any Credit Party to, (i) withdraw any amounts from any Lockbox Account, (ii) change the procedures or sweep instructions under the agreements governing any Lockbox Accounts, or (iii) send to or deposit in any Lockbox Account any funds other than payments made with respect to and proceeds of Accounts or other Collateral. Borrowers shall, and shall cause each Credit Party to, cooperate with Agent in the identification and reconciliation on a daily basis of all amounts received in or required to be deposited into the Lockbox Accounts. If more than five percent (5%) of the collections of Accounts received by Borrowers during any given fifteen (15) day period is not identified or reconciled to the reasonable satisfaction of Agent within ten (10) Business Days of receipt, Agent shall not be obligated to make further advances under this Agreement until such amount is identified or is reconciled to the reasonable satisfaction of Agent, as the case may be. In addition, if any such amount cannot be identified or reconciled to the satisfaction of Agent, Agent may utilize its own staff or, if it deems necessary, engage an outside auditor, in either case at Borrowers’ expense (which in the case of Agent’s own staff shall be in accordance with Agent’s then prevailing customary charges (plus expenses)), to make such examination and report as may be necessary to identify and reconcile such amount.
     (h) If any Borrower breaches its obligation to direct payments of the proceeds of the Collateral to the Lockbox Account, Agent, as the irrevocably made, constituted and appointed true and lawful attorney for

Borrowers, may, by the signature or other act of any of Agent’s officers (without requiring any of them to do so), direct any Account Debtor to pay proceeds of the Collateral to Borrowers by directing payment to the Lockbox Account.
     Section 2.10 Reserves.
     (a) Borrowers agree to establish and maintain all of the reserves and escrows required in this Section 2.10. All sums so reserved or escrowed may be commingled with the general funds of Agent and no such sums shall be deemed to be held in trust for the benefit of Borrowers. No interest shall be payable on any funds reserved or escrowed hereunder; provided, however, that sums reserved pursuant to subsections 2.10(b) below shall accrue interest at rates determined by Agent to be equivalent to those offered by commercial banks for corporate bank accounts (and all such interest shall be held as part of the reserve). All sums so reserved or escrowed shall be part of the Collateral and shall stand as additional security for all of the Obligations. If Agent at any time determines that the amount on deposit in any reserve or escrow is insufficient for its intended purposes, Borrowers shall, within ten (10) days following notice from Agent, deposit such additional sums as may be required by Agent. In the event of any default by Borrowers under the terms of this Agreement or any other Financing Document, Agent may, at its discretion, apply amounts on hand in the reserves or escrows to cure such default. Upon demand of Agent, Borrowers shall replenish the applicable reserve or escrow to restore any sums so applied by Agent. Upon the occurrence of an Event of Default and/or the maturity of any portion of the Obligations, the moneys then remaining on deposit with Agent shall, at Agent’s option, be applied against the Obligations in such order and manner as Agent may elect or as may otherwise be required under this Agreement.
     (b) Prior to the initial advance of the Term Loan, Borrowers shall pay to Agent the sum of $2,500,000 to be held by Agent in a cash collateral reserve (“Cash Collateral Reserve”). So long as there exists no Default hereunder, or any fact, event or circumstance that, with the passage of time or the giving of notice, or both, could result in a Default hereunder, Borrower shall be entitled to request release of the Cash Collateral Reserve, or the applicable portion thereof, in accordance with the following schedule: (i) following indefeasible repayment of any portion of the Term Loan, Borrowers shall be entitled to request release of a portion of the Cash Collateral Reserve in an amount equal to such repayment, provided, however, that in no event shall any such release reduce the Cash Collateral Reserve below the then outstanding principal balance of the Term Loan; and (ii) following satisfaction of the Cash Collateral Reserve Release Conditions, Borrowers shall be entitled to request release of the remaining Cash Collateral Reserve. All requests for release of any portion of the Cash Collateral Reserve shall be in writing and must be made at least ten (10) Business Days prior to the requested date of release.
     (c) The term “Cash Collateral Reserve Release Conditions” means satisfaction of the conditions to release of the Cash Collateral Reserve as set forth in Section 2.10(b), together with satisfaction of the following conditions, as confirmed by Agent in writing based on written evidence prepared by Borrowers and satisfactory in all respects to Agent: Agent shall have received evidence from Borrowers that Borrowers have maintained a Positive Cash Flow for two consecutive fiscal quarters, all as determined by Agent in its reasonable credit judgment based on quarterly financial statements certified by an officer of Borrowers acceptable to Agent.
ARTICLE 3 — REPRESENTATIONS AND WARRANTIES
     To induce Agent and Lenders to enter into this Agreement and to make the Loans and other credit accommodations contemplated hereby, each Borrower hereby represents and warrants to Agent and each Lender that:
     Section 3.1 Existence and Power. Each Credit Party is an entity as specified on Schedule 3.1, is duly organized, validly existing and in good standing under the laws of the jurisdiction specified on Schedule 3.1, has the same legal name as it appears in such Credit Party’s Organizational Documents and an organizational identification number (if any), in each case as specified on Schedule 3.1, and has all powers and all Permits necessary in the operation of its business as presently conducted or as proposed to be conducted, except where the failure to have such Permits could not reasonably be expected to have a Material Adverse Effect. Each Credit Party is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, which jurisdictions as of the Closing Date are specified on Schedule 3.1, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.1, no Credit Party

(a) has had, over the five (5) year period preceding the Closing Date, any name other than its current name, or (b) was incorporated or organized under the laws of any jurisdiction other than its current jurisdiction of incorporation or organization.
     Section 3.2 Organization and Governmental Authorization; No Contravention. The execution, delivery and performance by each Credit Party of the Operative Documents to which it is a party are within its powers, have been duly authorized by all necessary action pursuant to its Organizational Documents, require no further action by or in respect of, or filing with, any Governmental Authority and do not violate, conflict with or cause a breach or a default under (a) any Law applicable to any Credit Party or any of the Organizational Documents of any Credit Party, or (b) any agreement or instrument binding upon it, except for such violations, conflicts, breaches or defaults as could not, with respect to this clause (b), reasonably be expected to have a Material Adverse Effect.
     Section 3.3 Binding Effect. Each of the Operative Documents to which any Credit Party is a party constitutes a valid and binding agreement or instrument of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.
     Section 3.4 Capitalization. The authorized equity securities of each of the Credit Parties as of the Closing Date is as set forth on Schedule 3.4. All issued and outstanding equity securities of each of the Credit Parties are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than those in favor of Agent for the benefit of Agent and Lenders, and such equity securities were issued in compliance with all applicable Laws. The identity of the holders of the equity securities of each of the Credit Parties and the percentage of their fully-diluted ownership of the equity securities of each of the Credit Parties as of the Closing Date is set forth on Schedule 3.4. No shares of the capital stock or other equity securities of any Credit Party, other than those described above, are issued and outstanding as of the Closing Date. Except as set forth on Schedule 3.4, as of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party of any equity securities of any such entity.
     Section 3.5 Financial Information. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Agent fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Agent.
     Section 3.6 Litigation. Except as set forth on Schedule 3.6 as of the Closing Date, and except as hereafter disclosed to Agent in writing, (a) there is no Litigation pending against, or to such Borrower’s knowledge threatened against or affecting, any Credit Party or, to such Borrower’s knowledge, any party to any Operative Document other than a Credit Party and (b) there is no Litigation pending in which an adverse decision could reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity of any of the Operative Documents.
     Section 3.7 Ownership of Property. Each Borrower and each of its Subsidiaries is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all properties and other assets (real or personal, tangible, intangible or mixed) purported or reported to be owned or leased (as the case may be) by such Person.
     Section 3.8 No Default. No Event of Default, or to such Borrower’s knowledge, Default, has occurred and is continuing. As of the Closing Date, no Credit Party is in breach or default under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect.
     Section 3.9 Labor Matters. As of the Closing Date, there are no strikes or other labor disputes pending or, to such Borrower’s knowledge, threatened against any Credit Party. Hours worked and payments made to the employees of the Credit Parties have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters. All payments due from the Credit Parties, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be. The consummation of the transactions contemplated by the Financing Documents and the other Operative Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.
     Section 3.10 Regulated Entities. No Credit Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940. No Credit Party is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935.
     Section 3.11 Margin Regulations. None of the proceeds from the Loans have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any “Margin Stock” (as defined in Regulation U of the Federal Reserve Board), for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any “Margin Stock” or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.
     Section 3.12 Compliance With Laws; Anti-Terrorism Laws.
          (a) Each Credit Party is in compliance with the requirements of all applicable Laws, except for such Laws the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.
          (b) None of the Credit Parties, their Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. No Credit Party nor, to the knowledge of any Credit Party, any of its Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.
     Section 3.13 Taxes. All Federal, state and local tax returns, reports and statements required to be filed by or on behalf of each Credit Party have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed and, except to the extent subject to a Permitted Contest, all Taxes (including real property Taxes) and other charges shown to be due and payable in respect thereof have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof. Except to the extent subject to a Permitted Contest, all state and local sales and use Taxes required to be paid by each Credit Party have been paid. All Federal and state returns have been filed by each Credit Party for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and, except to the extent subject to a Permitted Contest, the amounts shown thereon to be due and payable have been paid in full or adequate provisions therefor have been made.
     Section 3.14 Pensions. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to have a Material Adverse Effect, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
     Section 3.15 Material Contracts. Except for the Operative Documents and the other agreements set forth on Schedule 3.15 (collectively with the Operative Documents, the “Material Contracts”), as of the Closing

Date there are no (a) employment agreements covering the management of any Credit Party, (b) collective bargaining agreements or other similar labor agreements covering any employees of any Credit Party, (c) agreements for managerial, consulting or similar services to which any Credit Party is a party or by which it is bound, (d) agreements regarding any Credit Party, its assets or operations or any investment therein to which any of its equityholders is a party or by which it is bound, (e) real estate leases, Intellectual Property licenses or other lease or license agreements to which any Credit Party is a party, either as lessor or lessee, or as licensor or licensee (other than licenses arising from the purchase of “off the shelf” products), or (f) customer, distribution, marketing or supply agreements to which any Credit Party is a party, in each case with respect to the preceding clauses (a), (c), (d), (e) and (f) requiring payment of more than $50,000 in any year, (g) partnership agreements to which any Credit Party is a general partner or joint venture agreements to which any Credit Party is a party, (h) third party billing arrangements to which any Credit Party is a party, or (i) any other agreements or instruments to which any Credit Party is a party; in each case, as to clauses (a) through (i) above, if the breach, nonperformance or cancellation of which, or the failure of which to renew, could reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Financing Documents and the other Operative Documents will not give rise to a right of termination in favor of any party to any Material Contract (other than any Credit Party), except for such Material Contracts the termination of which could not reasonably be expected to have a Material Adverse Effect.
     Section 3.16 Compliance with Environmental Requirements; No Hazardous Materials.
     Except in each case as set forth on Schedule 3.16:
     (a) no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to such Borrower’s knowledge, threatened by any Governmental Authority or other Person with respect to any (i) alleged violation by any Credit Party of any Environmental Law, (ii) alleged failure by any Credit Party to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials, or (iv) release of Hazardous Materials; and
     (b) no property now owned or leased by any Credit Party and, to the knowledge of such Borrower, no such property previously owned or leased by any Credit Party, to which any Credit Party has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to such Borrower’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of Federal, state or local enforcement actions or, to the knowledge of such Borrower, other investigations which may lead to claims against any Credit Party for clean-up costs, remedial work, damage to natural resources or personal injury claims, including, without limitation, claims under CERCLA;
For purposes of this Section 3.16, each Credit Party shall be deemed to include any business or business entity (including a corporation) that is, in whole or in part, a predecessor of such Credit Party.
     Section 3.17 Intellectual Property. Each Credit Party owns, is licensed to use or otherwise has the right to use, all Intellectual Property that is material to the condition (financial or other), business or operations of such Credit Party. All such Intellectual Property existing as of the Closing Date and registered with any United States or foreign Governmental Authority is set forth on Schedule 3.17. All Intellectual Property of each Credit Party is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Borrowers are not a party, nor are bound by, any material license or other agreement with respect to which any Borrower is the licensee that prohibits or otherwise restricts such Borrower from granting a security interest in such Borrower’s interest in such license or agreement or other property. To such Borrower’s knowledge, each Credit Party conducts its business without infringement or claim of infringement of any Intellectual Property rights of others and there is no infringement or claim of infringement by others of any Intellectual Property rights of any Credit Party, which infringement or claim of infringement could reasonably be expected to have a Material Adverse Effect.

     Section 3.18 Solvency. Each Borrower and each additional Credit Party is Solvent.
     Section 3.19 Full Disclosure. None of the written information (financial or otherwise) furnished by or on behalf of any Credit Party to Agent or any Lender in connection with the consummation of the transactions contemplated by the Operative Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made. All financial projections delivered to Agent and the Lenders by Borrowers (or their agents) have been prepared on the basis of the assumptions stated therein. Such projections represent each Borrower’s best estimate of such Borrower’s future financial performance. Each Borrower believed such assumptions to be fair and reasonable in light of current business conditions and other circumstances as of the date such projections were prepared; provided, however, that projections are not facts and Borrowers can give no assurance that such projections will be attained.
     Section 3.20 Subsidiaries. Borrowers do not own any stock, partnership interests, limited liability company interests or other equity securities except for Permitted Investments.
     Section 3.21 Representations and Warranties Incorporated from Operative Documents. As of the Closing Date, each of the representations and warranties made in the Operative Documents by each of the parties thereto is true and correct in all material respects, and such representations and warranties are hereby incorporated herein by reference with the same effect as though set forth in their entirety herein, as qualified therein, except to the extent that such representation or warranty relates to a specific date, in which case such representation and warranty shall be true as of such earlier date.
     Section 3.22 Exceptions to Representations and Warranties Regarding Collateral. Notwithstanding anything to the contrary contained in any of the Operative Documents, no Credit Party makes or shall be deemed to make any representation or warranty, as of the date hereof or at any time hereafter, as to (a) the validity or perfection of any security interest in, or lien on, IP Proceeds granted to the Agent or the Lenders, except to the extent the same can be and has been effected solely by filing one or more financing statements against the IP Proceeds in the locations specified in the Uniform Commercial Code of the applicable jurisdiction(s); or (b) the enforceability of any rights and remedies with respect to the IP Proceeds, to the extent the same shall require that any Credit Party take any further action (or refrain from taking, any action) on or as of the date hereof or at any time hereafter to assure the validity and perfection of such security interest and lien.
ARTICLE 4 — AFFIRMATIVE COVENANTS
     Each Borrower agrees that, so long as any Credit Exposure exists:
     Section 4.1 Financial Statements and Other Reports. Each Borrower will deliver to Agent: (1) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Agent; (2) as soon as available, but no later than one hundred fifty (150) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Agent in its reasonable discretion (for clarification, KPMG is acceptable to Agent); (3) within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt; (4) a prompt report of any legal actions pending or threatened against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of One Hundred Thousand Dollars ($100,000) or more; (5) prompt written notice of an event that materially and adversely affects the value of any Intellectual Property; and (6) budgets, sales projections, operating plans and other financial information reasonably requested by Agent from time to time. Notwithstanding the above, Borrower’s 2005 annual financial statements shall be due October 26, 2006. Each Borrower will, within thirty (30) days after the last day of each month, deliver to Agent with the monthly financial statements, a duly completed Compliance Certificate signed by a Responsible Officer setting forth calculations showing compliance with the financial covenants set forth in this Agreement. Each Borrower will, within ten (10) days after the last day of each month, deliver to Agent a duly completed Borrowing Base Certificate signed by a Responsible Officer, with aged listings of accounts receivable and accounts payable (by invoice date).

     Section 4.2 Payment and Performance of Obligations. Each Borrower (a) will pay and discharge, and cause each Subsidiary to pay and discharge, at or before maturity, all of their respective obligations and liabilities, including tax liabilities, except for such obligations and/or liabilities (i) that may be the subject of a Permitted Contest, and (ii) the nonpayment or nondischarge of which could not reasonably be expected to have a Material Adverse Effect, (b) will maintain, and cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities, and (c) will not breach or permit any Subsidiary to breach, or permit to exist any default under, the terms of any lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which could not reasonably be expected to have a Material Adverse Effect.
     Section 4.3 Maintenance of Existence. Each Borrower will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect, their respective existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business.
     Section 4.4 Maintenance of Property; Insurance.
     (a) Each Borrower will keep, and will cause each Subsidiary to keep, all property necessary in its business in good working order and condition, ordinary wear and tear excepted. If all or any part of the Collateral becomes damaged or destroyed, each Borrower will, and will cause each Subsidiary to, promptly and completely repair and/or restore the affected Collateral in a good and workmanlike manner, regardless of whether Agent agrees to disburse insurance proceeds or other sums to pay costs of the work of repair or reconstruction.
     (b) Upon completion of any Permitted Contest, Borrowers shall, and will cause each Subsidiary to, immediately pay the amount due, if any, and deliver to Agent proof of the completion of the contest and payment of the amount due, if any, following which Agent shall return the security, if any, deposited with Agent pursuant to the definition of Permitted Contest.
     (c) Each Borrower will maintain, and will cause each Subsidiary to maintain, (i) all insurance described on Schedule 4.4, upon the terms and with the coverages and rights in favor of Agent and Lenders as described in Schedule 4.4, and (ii) such other insurance coverage in such amounts and with respect to such risks as Agent may reasonably from time to time request. In the event any Borrower fails to provide Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at Borrowers’ expense to protect Agent’s interests in the Collateral.
     Section 4.5 Compliance with Laws. Each Borrower will comply, and cause each Subsidiary to comply, with the requirements of all applicable Laws, except to the extent that failure to so comply could not reasonably be expected to (a) have a Material Adverse Effect, or (b) result in any Lien upon either (i) a material portion of the assets of any such Person in favor of any Governmental Authority, or (ii) any Accounts or Inventory.
     Section 4.6 Inspection of Property, Books and Records. Each Borrower will keep, and will cause each Subsidiary to keep, proper books of record and account in accordance with GAAP in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, representatives of Agent and of any Lender (but at such Lender’s expense unless such visit or inspection is made concurrently with Agent) to visit and inspect any of their respective properties, to examine and make abstracts or copies from any of their respective books and records, to conduct a collateral audit and analysis of their respective operations and the Collateral, to verify the amount and age of the Accounts, the identity and credit of the respective Account Debtors, to review the billing practices of Borrower and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants as often as may reasonably be desired. Agent may conduct the foregoing visits, audits, inspections, examinations, and verifications (i) at the sole cost of the Borrowers at any time during the continuance of an Event of Default and up to four times per calendar year in the absence of an Event of Default; and (ii) at the sole cost of the Lenders at any other time. In the absence of an Event of Default, Agent or any Lender exercising any rights pursuant to this Section 4.6 shall give the applicable Borrower or any applicable Subsidiary commercially reasonable prior notice of such exercise. No notice shall be required during the existence and continuance of any Event of Default.

     Section 4.7 Use of Proceeds. Borrowers will use the proceeds of the Term Loan solely for payment of amounts due in respect of an acquisition of equity interests or assets contemplated by the Operative Documents, transaction fees incurred in connection with the Operative Documents and the refinancing on the Closing Date of Debt. The proceeds of Revolving Loans shall be used by Borrowers solely for the purposes set forth in the preceding sentence and for working capital needs of Borrowers and their Subsidiaries. No portion of the proceeds of the Loans will be used for family, personal, agricultural or household use.
     Section 4.8 Hazardous Materials; Remediation.
     (a) If any release or disposal of Hazardous Materials shall occur or shall have occurred on any real property or any other assets of any Borrower or any other Credit Party, such Borrower will cause, or direct the applicable Credit Party to cause, the prompt containment and removal of such Hazardous Materials and the remediation of such real property or other assets as is necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, each Borrower shall, and shall cause each other Credit Party to, comply with each Environmental Law requiring the performance at any real property by any Borrower or any other Credit Party of activities in response to the release or threatened release of a Hazardous Material.
     (b) Borrowers will provide Agent within thirty (30) days after written demand therefor with a bond, letter of credit or similar financial assurance evidencing to the reasonable satisfaction of Agent that sufficient funds are available to pay the cost of removing, treating and disposing of any Hazardous Materials or Hazardous Materials contamination and discharging any assessment which may be established on any property as a result thereof, such demand to be made, if at all, upon Agent’s reasonable business determination that the failure to remove, treat or dispose of any Hazardous Materials or Hazardous Materials contamination, or the failure to discharge any such assessment could reasonably be expected to have a Material Adverse Effect.
     Section 4.9 Further Assurances.
     (a) Each Borrower will, and will cause each Subsidiary to, at its own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as may from time to time be necessary or as Agent or the Required Lenders may from time to time reasonably request in order to carry out the intent and purposes of the Financing Documents and the transactions contemplated thereby, including all such actions to (i) establish, create, preserve, protect and perfect a first priority Lien (subject only to Permitted Liens) in favor of Agent for the benefit of the Lenders on the Collateral (including Collateral acquired after the date hereof), whether now owned or hereafter acquired by a Credit Party, and (ii) cause all Subsidiaries of Borrowers to be jointly and severally obligated with the other Borrowers under all covenants and obligations under this Agreement, including the obligation to repay the Obligations.
     (b) Upon receipt of an affidavit of an officer of Agent or a Lender as to the loss, theft, destruction or mutilation of any Note or any other Financing Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Note or other applicable Financing Document, Borrowers will issue, in lieu thereof, a replacement Note or other applicable Financing Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Financing Document in the same principal amount thereof and otherwise of like tenor.
     (c) Upon the formation or acquisition of a new Subsidiary, Borrowers shall (i) pledge, have pledged or cause or have caused to be pledged to the Agent pursuant to a pledge agreement in form and substance satisfactory to the Agent, all of the outstanding shares of equity interests or other equity interests of such new Subsidiary owned directly or indirectly by any Borrower, along with undated stock or equivalent powers for such certificates, executed in blank; (ii) cause the new Subsidiary to take such other actions (including entering into or joining any Security Documents) as are necessary or advisable in the reasonable opinion of the Agent in order to grant the Agent, acting on behalf of the Lenders, a first priority Lien on all real and personal property and leasehold estates of such Subsidiary in existence as of such date (excluding Excluded Property) and in all after acquired Collateral (subject to Permitted Liens), which first priority Liens are required to be granted pursuant to this Agreement; and (iii) cause the new Subsidiary to deliver certified copies of such Subsidiary’s certificate or articles of incorporation, together with good standing certificates, by-laws (or other operating agreement or governing documents), resolutions of the Board of Directors or other governing body, approving and authorize the execution and delivery of the Security Documents, incumbency certificates and to execute and/or deliver such other documents and legal opinions or to take such other actions as may be reasonably requested by the Agent, in each case, in form and substance reasonably satisfactory to the Agent.
     (d) Upon the request of Agent, Borrowers shall obtain a landlord’s agreement or mortgagee agreement, as applicable, from the lessor of each leased property or mortgagee of owned property with respect to any business location where any portion of the Collateral included in or proposed to be included in the Borrowing Base, or the records relating to such Collateral and/or software and equipment relating to such records or Collateral, is stored or located, which agreement or letter shall be reasonably satisfactory in form and substance to Agent. Borrowers shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location where any Collateral, or any records related thereto, is or may be located.
     (e) Notwithstanding anything to the contrary contained in any of the Operative Documents, no Credit Party shall at any time be required to take, or refrain from taking, any action on or as of the date hereof or at any time hereafter to assure (i) the validity or perfection of any security interest in, or lien on, IP Proceeds granted to the Agent or the Lenders, except to the extent the same can be and has been effected solely by filing one or more financing statements against the IP Proceeds in the locations specified in the Uniform Commercial Code of the applicable jurisdiction(s); or (ii) the enforceability of any rights and remedies with respect to IP Proceeds, to the extent the same shall require that any Credit Party take any further action (or refrain from taking any action) to assure the validity and perfection of such security interest and lien.
     Section 4.10 Notices of Litigation and Default. Borrowers will give prompt written notice to Agent of any litigation or governmental proceedings pending or threatened (in writing) against Borrowers or any Subsidiary or other Credit Party which could reasonably be expected to have a Material Adverse Effect with respect to Borrowers, any Subsidiary or any other Credit Party. Without limiting or contradicting any other more specific provision of this Agreement, promptly (and in any event within three (3) Business Days) upon any Borrower becoming aware of the existence of any Default or Event of Default, Borrowers shall give written notice to Agent of such occurrence, which such notice shall include a reasonably detailed description of such Default or Event of Default.
     Section 4.11 Updates of Representations. Borrowers shall deliver to Agent within ten (10) days of the written request of Agent an Officer’s Certificate updating all of the representations and warranties contained in this Agreement and the other Financing Documents and certifying that all of the representations and warranties contained in this Agreement and the other Financing Documents, as updated pursuant to such Officer’s Certificate, are true, accurate and complete as of the date of such Officer’s Certificate.
     Section 4.12 Power of Attorney. Each of the officers of Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrowers (without requiring any of them to act as such) with full power of substitution to do the following so long as Agent has provided not less than three (3) Business Days’ prior written notice to Borrower to perform the same and Borrower has failed to take such action: (a) endorse the name of Borrowers upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to Borrowers and constitute collections on Borrowers’ Accounts; (b) execute in the name of Borrowers any financing statements, schedules, assignments, instruments, documents, and statements that Borrowers are obligated to give Agent under this Agreement; (c) after the occurrence and during the continuance of a Default, take any action Borrowers are required to take under this Agreement; (d) do such other and further acts and deeds in the name of Borrowers that Agent may deem necessary or desirable to enforce any Account or other Collateral or perfect Agent’s security interest or Lien in any Collateral; and (e) after the occurrence and during the continuance of an Event of Default, do such other and further acts and deeds in the name of Borrowers that Agent may deem necessary or desirable to enforce its rights with regard to any Account or other Collateral. This power of attorney shall be irrevocable and coupled with an interest.
     Section 4.13 Borrowing Base Collateral Administration.
     (a) All data and other information relating to Accounts or other intangible Collateral shall at all times be kept by Borrowers at their respective principal offices and shall not be moved from such locations without

(i) providing prior written notice to Agent, and (ii) obtaining the prior written consent of Agent, which consent shall not be unreasonably withheld.
     (b) Whether or not an Event of Default has occurred, any of Agent’s officers, employees or agents shall have the right, at any time or times hereafter, in the name of Agent or any designee of Agent or Borrowers, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise, including, without limitation, verification of Borrowers’ compliance with applicable Laws. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude such verification process. Such verification may include contacts between Agent and applicable federal, state and local regulatory authorities having jurisdiction over the Borrowers’ affairs, all of which contacts Borrowers hereby irrevocably authorize.
     (c) To expedite collection, Borrowers shall endeavor in the first instance to make collection of Accounts for Agent. Agent shall have the right at any time to notify Account Debtors that Agent has been granted a Lien upon all Accounts, that Accounts have been assigned to Agent and, following the occurrence of a Default, that payment of such Accounts shall be made directly by such Account Debtors to Agent (and once such notice has been given to an Account Debtor, Borrowers shall not give any contrary instructions to such Account Debtor without Agent’s prior written consent). Borrowers shall provide prompt written notice to each Person who either is currently an Account Debtor or becomes an Account Debtor at any time following the date of this Agreement that directs each Account Debtor to make payments into the Lockbox, and hereby authorizes Agent, upon Borrowers’ failure to send such notices within ten (10) days after the date of this Agreement (or ten (10) days after the Person becomes an Account Debtor), to send any and all similar notices to such Person.
     (d) Borrowers will conduct a physical count of the Inventory at least twice per year and at such other times as Agent reasonably requests, and Borrowers shall provide to Agent a written accounting of such physical count in form and substance satisfactory to Agent. Borrowers will use commercially reasonable efforts to at all times keep its Inventory in good and marketable condition. In addition to the foregoing, from time to time, Agent may require Borrowers (at Borrowers’ sole expense at any time during the continuance of an Event of Default and once per calendar year in the absence of an Event of Default, and at the Lenders’ expense at all other times) to obtain and deliver to Agent appraisal reports in form and substance and from appraisers reasonably satisfactory to Agent stating the then current fair market values of all or any portion of Inventory owned by each Borrower or any Subsidiaries.
     (e) Borrowers will use commercially reasonable efforts to at all times keep its FF&E in good repair and physical condition. In addition to the foregoing, from time to time, Agent may require Borrowers (at Borrowers’ sole expense at any time during the continuance of an Event of Default and once per calendar year in the absence of an Event of Default, and at the Lenders’ expense at all other times) to obtain and deliver to Agent appraisal reports in form and substance and from appraisers reasonably satisfactory to Agent stating the then current fair market values of all or any portion of FF&E owned by each Borrower or any Subsidiaries.
ARTICLE 5 — NEGATIVE COVENANTS
     Each Borrower agrees that, so long as any Credit Exposure exists:
     Section 5.1 Debt. No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, except for Permitted Indebtedness.
     Section 5.2 Liens. No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except for Permitted Liens. Without limiting the generality of the foregoing, no Borrower will, or will permit any Subsidiary to, directly or indirectly, create, assume or suffer to exist any Lien on any of its or their copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrowers and their Subsidiaries connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing.
     Section 5.3 Restricted Distributions. No Borrower will, or will permit any Subsidiary to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Distribution; provided, however, that the following Restricted Distributions may be paid (each, an “Allowed Distribution”): (a) at any time, dividends may be paid by any Borrower that is a Subsidiary of another Borrower to such parent Borrower (and/or to any intermediate Subsidiary of such Borrower); (b) any Borrowers may pay dividends in common stock; and (c) Borrower may repurchase the stock or other equity securities of former employees, directors or consultants pursuant to employment or stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided that all such repurchases made in any fiscal year does not exceed $50,000 in the aggregate.
     Section 5.4 Restrictive Agreements. No Borrower will, or will permit any Subsidiary to, directly or indirectly (a) enter into or assume any agreement (other than the Financing Documents, any Subordinated Debt Documents, and any documents evidencing any equity financing of a parent Borrower) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or (b) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (except as provided by the Financing Documents and any Subordinated Debt Documents, if any) on the ability of any Subsidiary to: (i) pay or make Restricted Distributions to any Borrower or any Subsidiary; (ii) pay any Debt owed to any Borrower or any Subsidiary; (iii) make loans or advances to any Borrower or any Subsidiary; or (iv) transfer any of its property or assets to any Borrower or any Subsidiary.
     Section 5.5 Payments and Modifications of Subordinated Debt. No Borrower will, or will permit any Subsidiary to, directly or indirectly, declare, pay, make or set aside any amount for payment in respect of Subordinated Debt unless permitted pursuant to the applicable Subordination Agreement
     Section 5.6 Consolidations, Mergers and Sales of Assets; Change in Control. No Borrower will, or will permit any Subsidiary to, directly or indirectly (a) consolidate or merge with or into any other Person, or (b) consummate any asset dispositions other than (i) dispositions of personal property assets (other than Accounts and FF&E) for cash and fair value that the applicable Borrower determines in good faith is no longer used or useful in the business of such Borrower and its Subsidiaries, (ii) dispositions of Excluded Property, provided that the net cash proceeds thereof are applied to prepay the Obligations as required under Section 2.1(a)(iii), and (iii) the granting of Licenses (other than Licenses which are the substantial equivalent of a sale of all or substantially all of the Borrowers’ intellectual property). No Borrower will suffer or permit to occur any Change in Control with respect to itself, any Subsidiary or any Guarantor, other than Permitted Transfers. A Borrower may merge into another Borrower provided that Borrower provides Agent with not less than thirty (30) days prior written notice.
     Section 5.7 Purchase of Assets, Investments. No Borrower will, or will permit any Subsidiary to, directly or indirectly (a) acquire or enter into any agreement to acquire any assets other than in the Ordinary Course of Business; (b) create, acquire or enter into any agreement to create or acquire any Subsidiary; (c) engage or enter into any agreement to engage in any joint venture or partnership with any other Person; or (d) acquire or own or enter into any agreement to acquire or own any Investment in any Person other than Permitted Investments.
     Section 5.8 Transactions with Affiliates. Except as otherwise disclosed on Schedule 5.8, and except for transactions that are disclosed to Agent in advance of being entered into and which contain terms that are no less favorable to the applicable Borrower or any Subsidiary, as the case may be, than those which might be obtained from a third party not an Affiliate of any Credit Party, no Borrower will, or will permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Borrower.
     Section 5.9 Modification of Organizational Documents. No Borrower will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Organizational Documents of such Person, except for such amendments or other modifications (a) that do not adversely affect Agent or Lenders and that could not reasonably be expected to have a Material Adverse Effect or (b) that are required (i) under this Agreement or (ii) by applicable Law, and in each case fully disclosed to Agent.

     Section 5.10 Modification of Certain Agreements. No Borrower will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Operative Document, which amendment or modification in any case: (a) is contrary to the terms of this Agreement or any other Financing Document; (b) could reasonably be expected to be adverse to the rights, interests or privileges of the Agent or the Lenders or their ability to enforce the same; (c) results in the imposition or expansion in any material respect of any restriction or burden on any Borrower or any Subsidiary; or (d) reduces in any material respect any rights or benefits of any Borrower or any Subsidiaries (it being understood and agreed that any such determination shall be in the discretion of the Agent). Each Borrower shall, prior to entering into any amendment or other modification of any of the foregoing documents, deliver to Agent reasonably in advance of the execution thereof, any final or execution form copy of amendments or other modifications to such documents, and, if approval of Required Lenders is required by the terms of this Section 5.10 prior to the taking of any such action, such Borrower agrees not to take, nor permit any of its Subsidiaries to take, any such action with respect to any such documents without obtaining such approval from Required Lenders.
     Section 5.11 Conduct of Business. No Borrower will, or will permit any Subsidiary to, directly or indirectly, engage in any line of business other than those businesses engaged in on the Closing Date and described on Schedule 5.11 and businesses reasonably related thereto.
     Section 5.12 Lease Payments. No Borrower will, or will permit any Subsidiary to, directly or indirectly, incur or assume (whether pursuant to a Guarantee or otherwise) any liability for rental payments except in the Ordinary Course of Business.
     Section 5.13 Limitation on Sale and Leaseback Transactions. No Borrower will, or will permit any Subsidiary to, directly or indirectly, enter into any arrangement with any Person whereby, in a substantially contemporaneous transaction, any Borrower or any Subsidiaries sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.
     Section 5.14 Bank Accounts. No Borrower will, or will permit any Subsidiary to, directly or indirectly, establish any new bank account without prior written notice to Agent and unless Agent, such Borrower or such Subsidiary and the bank at which the account is to be opened enter into a control agreement regarding such bank account pursuant to which such bank acknowledges the security interest of Agent in such bank account, agrees to comply with instructions originated by Agent directing disposition of the funds in the bank account without further consent from any Borrower, and agrees to subordinate and limit any security interest the bank may have in the bank account on terms satisfactory to Agent. Notwithstanding the above, no control agreement shall be required with respect to Borrowers’ payroll account; provided, however, that Borrowers hereby agree not to maintain more than one month’s payroll in Borrowers’ payroll account unless the applicable Borrower and the bank at which the account is maintained have entered into a control agreement regarding such bank account on terms satisfactory to Agent.
     Section 5.15 Compliance with Anti-Terrorism Laws. Agent hereby notifies Borrowers that pursuant to the requirements of Anti-Terrorism Laws, and Agent’s policies and practices, Agent is required to obtain, verify and record certain information and documentation that identifies Borrowers and its principals, which information includes the name and address of each Borrower and its principals and such other information that will allow Agent to identify such party in accordance with Anti-Terrorism Laws. No Borrower will, or will permit any Subsidiary to, directly or indirectly, knowingly enter into any Operative Documents or Material Contracts with any Person listed on the OFAC Lists. Each Borrower shall immediately notify Agent if such Borrower has knowledge that any Borrower or any additional Credit Party is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. No Borrower will, or will permit any Subsidiary to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

ARTICLE 6 — FINANCIAL COVENANTS
     Borrowers agree that, so long as any Credit Exposure exists, but in no event until the release of the Cash Collateral Reserve as described in Section 2.10(b) hereof:
     Section 6.1 Fixed Charge Coverage Ratio. Borrowers will not permit the Fixed Charge Coverage Ratio on the last day of each calendar month to be less than 1.00 to 1.00.
     Section 6.2 Reserved.
     Section 6.3 Evidence of Compliance. Borrowers shall furnish to Agent, together with the financial reporting required of Borrower in Section 4.1 hereof, evidence (in form and content satisfactory to Lender) of Borrowers’ compliance with the covenants in this Article and evidence that no Event of Default specified in this Article has occurred. Such evidence shall include, without limitation, (a) a statement and report, on a form approved by Agent, detailing Borrowers’ calculations, and (b) if requested by Agent, back-up documentation (including, without limitation, invoices, receipts and other evidence of costs incurred during such quarter as Agent shall reasonably require) evidencing the propriety of the calculations.
ARTICLE 7 — CONDITIONS
     Section 7.1 Conditions to Closing. The obligation of each Lender to make the initial Loans, of Agent to issue any Support Agreements on the Closing Date and of any LC Issuer to issue any Lender Letter of Credit on the Closing Date shall be subject to the receipt by Agent of each agreement, document and instrument set forth on the closing checklist prepared by Agent or its counsel, each in form and substance satisfactory to Agent, and to the satisfaction of the following conditions precedent, each to the satisfaction of Agent and Lenders in their sole discretion:
     (a) evidence of the consummation of the transactions (other than the funding of the Loans and the closing of any acquisition for which the proceeds of the Loans are purchase money) contemplated by the Operative Documents, including, without limitation, the funding of any and all investments contemplated by the Subordinated Debt Documents;
     (b) the payment of all fees, expenses and other amounts due and payable under each Financing Document;
     (c) the absence, since May 31, 2006, of any material adverse change in any aspect of the business, operations, properties, prospects or financial condition of the Credit Parties, taken as a whole, or any event or condition which could reasonably be expected to result in such a material adverse change;
     (d) the receipt of the initial Borrowing Base Certificate, prepared as of the Closing Date;
     (e) the receipt by Agent and Lenders of the Required Warrants; and
     (g) receipt by Agent of such other documents, instruments and/or agreements as Agent may reasonably request.
     Section 7.2 Conditions to Each Loan, Support Agreement and Lender Letter of Credit.
     The obligation of the Lenders to make a Loan (other than Revolving Loans made pursuant to Section 2.4(c)) or an advance in respect of any Loan, of Agent to issue any Support Agreement or of any LC Issuer to issue any Lender Letter of Credit (including, in each case, on the Closing Date) is subject to the satisfaction of the following additional conditions:
     (a) in the case of a Revolving Loan Borrowing, receipt by Agent of a Notice of Borrowing (or telephonic notice if permitted by this Agreement) and updated Borrowing Base Certificate, in the case of any Support Agreement or Lender Letter of Credit, receipt by Agent of a Notice of LC Credit Event in accordance with Section 2.4(a), and in the case of a Term Loan advance, receipt by Agent of a Notice of Borrowing;
     (b) the fact that, immediately after such borrowing and after application of the proceeds thereof or after such issuance, the Revolving Loan Outstandings will not exceed the Revolving Loan Limit;
     (c) the fact that, immediately before and after such borrowing or issuance, no Default or Event of Default shall have occurred and be continuing;
     (d) the fact that the representations and warranties of each Credit Party contained in the Financing Documents shall be true, correct and complete in all material respects on and as of the date of such borrowing or issuance, except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct as of such earlier date; and
     (e) the fact that no Material Adverse Effect has occurred since the date of this Agreement.
     Each giving of a Notice of LC Credit Event hereunder, each giving of a Notice of Borrowing hereunder and each acceptance by any Borrower of the proceeds of any Loan made hereunder shall be deemed to be (y) a representation and warranty by each Borrower on the date of such notice or acceptance as to the facts specified in this Section, and (z) a restatement by each Borrower that each and every one of the representations made by it in any of the Financing Documents is true and correct in all material respects (except to the extent that such representations and warranties expressly relate solely to an earlier date).
     Section 7.3 Searches. Before the Closing Date, and thereafter (as and when determined by Agent in its discretion), Agent shall have the right to perform, all at Borrowers’ expense, the searches described in clauses (a), (b), (c) and (d) below against Borrowers and any other Credit Party, the results of which are to be consistent with Borrowers’ representations and warranties under this Agreement and the satisfactory results of which shall be a condition precedent to all advances of Loan proceeds, all issuances of Lender Letters of Credit and all undertakings in respect of Support Agreements: (a) UCC searches with the Secretary of State and local filing offices of each jurisdiction where the applicable Person maintains its executive offices, a place of business, or assets and the jurisdiction in which the applicable Person is organized; (b) Judgment, pending litigation, federal tax lien, personal property tax lien, and corporate and partnership tax lien searches, in each jurisdiction searched under clause (a) above; (c) Real property title and lien searches in each jurisdiction in which any real property Collateral is located; and (d) Searches of applicable corporate, limited liability company, partnership and related records to confirm the continued existence, organization and good standing of the applicable Person and the exact legal name under which such Person is organized.
     Section 7.4 Post Closing Requirements. Borrowers shall complete each of the post closing obligations and/or provide to Agent each of the documents, instruments, agreements and information listed on Schedule 7.4 attached hereto on or before the date set forth for each such item thereon, each of which shall be completed or provided in form and substance satisfactory to Agent.
ARTICLE 8 — SECURITY AGREEMENT
     Section 8.1 Generally. As security for the payment and performance of the Obligations, and without limiting any other grant of a Lien and security interest in any Security Document, Borrowers hereby assign and grant to Agent a continuing first priority Lien on and security interest in, upon, and to the Collateral, as described on Schedule 8.1, subject to Permitted Liens.
     Section 8.2 Covenants Relating to Collateral.
     (a) Borrowers shall not take any of the following actions or make any of the following changes unless Borrowers have given at least thirty (30) days prior written notice to Agent of Borrowers’ intention to take any such action (which such written notice shall include an updated version of any Schedule impacted by such change) and have executed any and all documents, instruments and agreements and taken any other actions with Agent may request after receiving such written notice in order to protect and preserve the Liens, rights and remedies of Agent with respect to the Collateral: (i) change the legal name or organizational identification number of any Borrower, (ii) change the jurisdiction of incorporation or formation of any Borrower or allow any Borrower to designate any jurisdiction as an additional jurisdiction of incorporation for such Borrower, or (iii) move any Collateral to or place any Collateral on any location that is not then listed on the Schedules and/or establish any business location at any location that is not then listed on the Schedules.
     (b) Borrowers shall not adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any Account Debtor, or allow any credit or discount thereon (other than credits and discounts in the Ordinary Course of Business and in amounts which are not material with respect to the Account) without the prior written consent of Agent. Without limiting the generality of this Agreement or any other provisions of any of the Financing Documents relating to the rights of Agent after the occurrence and during the continuance of an Event of Default, Agent shall have the right at any time after the occurrence and during the continuance of an Event of Default to: (i) exercise the rights of Borrowers with respect to the obligation of any Account Debtor to make payment or otherwise render performance to Borrowers and with respect to any property that secures the obligations of any Account Debtor or any other Person obligated on the Collateral, and (ii) adjust, settle or compromise the amount or payment of such Accounts.
     (c) Without limiting the generality of Sections 8.2(b):
          (i) Borrowers shall deliver to Agent all tangible Chattel Paper and all Instruments owned by any Borrower and constituting part of the Collateral duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Agent. Borrowers shall provide Agent with “control” (as defined in Article 9 of the UCC) of all electronic Chattel Paper owned by any Borrower and constituting part of the Collateral by having Agent identified as the assignee of the records pertaining to the single authoritative copy thereof and otherwise complying with the applicable elements of control set forth in the UCC. Borrowers also shall deliver to Agent all security agreements securing any such Chattel Paper and securing any such Instruments. Borrowers will mark conspicuously all such Chattel Paper and all such Instruments with a legend, in form and substance satisfactory to Agent, indicating that such Chattel Paper and such Instruments are subject to the security interests and Liens in favor of Agent created pursuant to this Agreement and the Security Documents.
          (ii) Borrowers shall deliver to Agent all letters of credit on which any Borrower is the beneficiary and which give rise to letter of credit rights owned by such Borrower which constitute part of the Collateral in each case duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Agent. Borrowers shall take any and all actions as may be necessary or desirable, or that Agent may request, from time to time, to cause Agent to obtain exclusive “control” (as defined in Article 9 of the UCC) of any such letter of credit rights in a manner acceptable to Agent.
          (iii) Borrowers shall promptly advise Agent upon any Borrower becoming aware that it has any interests in any commercial tort claim that constitutes part of the Collateral, which such notice shall include descriptions of the events and circumstances giving rise to such commercial tort claim and the dates such events and circumstances occurred, the potential defendants with respect such commercial tort claim and any court proceedings that have been instituted with respect to such commercial tort claims, and Borrowers shall, with respect to any such commercial tort claim, execute and deliver to Agent such documents as Agent shall request to perfect, preserve or protect the Liens, rights and remedies of Agent with respect to any such commercial tort claim.
          (iv) No Accounts or Inventory or other Collateral shall at any time be in the possession or control of any warehouse, consignee, bailee or any of Borrowers’ agents or processors without prior written notice to Agent and the receipt by Agent, if Agent has so requested, of warehouse receipts, consignment agreements or bailee lien waivers (as applicable) satisfactory to Agent prior to the commencement of such possession or control. Borrower has notified Agent that Inventory is currently located at the locations set forth on Schedule 8.2. Borrowers shall, upon the request of Agent, notify any such warehouse, consignee, bailee, agent or processor of the security interests and Liens in favor of Agent created pursuant to this Agreement and the Security Documents, instruct such Person to hold all such Collateral for Agent’s account subject to Agent’s instructions and shall obtain an acknowledgement from such Person that such Person holds the Collateral for Lender’s benefit.

          (v) Borrowers shall cause all equipment and other tangible Personal Property other than Inventory to be maintained and preserved in the same condition, repair and in working order as when new, ordinary wear and tear excepted, and shall promptly make or cause to be made all repairs, replacements and other improvements in connection therewith that are necessary or desirable to such end. Upon request of Agent, Borrowers shall promptly deliver to Agent any and all certificates of title, applications for title or similar evidence of ownership of all such tangible Personal Property and shall cause Agent to be named as lienholder on any such certificate of title or other evidence of ownership. Borrowers shall not permit any such tangible Personal Property to become fixtures to real estate.
          (vi) Each Borrower hereby authorizes Agent to file without the signature of such Borrower one or more UCC financing statements relating to all or any part of the Collateral, which financing statements may list Agent as the “secured party” and such Borrower as the “debtor” and which describe and indicate the collateral covered thereby as all or any part of the Collateral under the Financing Documents (including an indication of the collateral covered by any such financing statement as “all assets” of such Borrower now owned or hereafter acquired), in such jurisdictions as Agent from time to time determines are appropriate, and to file without the signature of such Borrower any continuations of or amendments to any such financing statements, in any such case in order for Agent to perfect, preserve or protect the Liens, rights and remedies of Agent with respect to the Collateral.
          (vii) Borrowers shall promptly notify Agent in writing upon creation or acquisition by any Borrower of any Collateral which constitutes a claim against any Governmental Authority, including, without limitation, the federal government of the United States or any instrumentality or agency thereof, the assignment of which claim is restricted by any applicable Law, including, without limitation, the federal Assignment of Claims Act and any other comparable Law. Upon the request of Agent, Borrowers shall take such steps as may be necessary or desirable, or that Agent may request, to comply with any such applicable Law.
          (viii) Borrowers shall furnish to Agent from time to time any statements and schedules further identifying or describing the Collateral and any other information, reports or evidence concerning the Collateral as Lender may reasonably request from time to time.
     Section 8.3 UCC Remedies.
     (a) Upon the occurrence of and during the continuance of an Event of Default under this Agreement or the other Financing Documents, Agent, in addition to all other rights, options, and remedies granted to Agent under this Agreement or at law or in equity, may exercise, either directly or through one or more assignees or designees, all rights and remedies granted to it under all Financing Documents and under the UCC in effect in the applicable jurisdiction(s) and under any other applicable law; including, without limitation:
          (i) The right to take possession of, send notices regarding, and collect directly the Collateral, with or without judicial process;
          (ii) The right to (by its own means or with judicial assistance) enter any of Borrowers’ premises and take possession of the Collateral, or render it unusable, or to render it usable or saleable, or dispose of the Collateral on such premises in compliance with subsection (iii) below and to take possession of Borrowers’ original books and records, to obtain access to Borrowers’ data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner Agent deems appropriate, without any liability for rent, storage, utilities, or other sums, and Borrowers shall not resist or interfere with such action (if Borrowers’ books and records are prepared or maintained by an accounting service, contractor or other third party agent, Borrowers hereby irrevocably authorize such service, contractor or other agent, upon notice by Agent to such Person that an Event of Default has occurred and is continuing, to deliver to Agent or its designees such books and records, and to follow Agent’s instructions with respect to further services to be rendered);
          (iii) The right to require Borrowers at Borrowers’ expense to assemble all or any part of the Collateral and make it available to Agent at any place designated by Lender;

          (iv) The right to notify postal authorities to change the address for delivery of Borrowers’ mail to an address designated by Agent and to receive, open and dispose of all mail addressed to any Borrower.
          (v) The right to enforce Borrowers’ rights against Account Debtors and other obligors, including, without limitation, the right to collect Accounts directly in Agent’s own name (as agent for Lenders) and to charge the collection costs and expenses, including attorneys’ fees, to Borrowers.
     (b) Each Borrower agrees that a notice received by it at least ten (10) days before the time of any intended public sale, or the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Agent without prior notice to Borrowers. At any sale or disposition of Collateral, Agent may (to the extent permitted by applicable law) purchase all or any part of the Collateral, free from any right of redemption by Borrowers, which right is hereby waived and released. Each Borrower covenants and agrees not to interfere with or impose any obstacle to Agent’s exercise of its rights and remedies with respect to the Collateral. Agent shall have no obligation to clean up or otherwise prepare the Collateral for sale. Agent may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Agent may sell the Collateral without giving any warranties as to the Collateral. Agent may specifically disclaim any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. If Agent sells any of the Collateral upon credit, Borrowers will be credited only with payments actually made by the purchaser, received by Agent and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Agent may resell the Collateral and Borrowers shall be credited with the proceeds of the sale. Borrowers shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations.
     (c) Without restricting the generality of the foregoing and for the purposes aforesaid, each Borrower hereby appoints and constitutes Agent its lawful attorney-in-fact with full power of substitution in the Collateral to use unadvanced funds remaining under this Agreement or which may be reserved, escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the face amount of the Notes, to pay, settle or compromise all existing bills and claims, which may be liens or security interests, or to avoid such bills and claims becoming liens against the Collateral; to execute all applications and certificates in the name of such Borrower and to prosecute and defend all actions or proceedings in connection with the Collateral; and to do any and every act which such Borrower might do in its own behalf; it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked.
     (d) Agent and each Lender is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrowers’ labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Article, Borrowers’ rights under all licenses and all franchise agreements inure to Agent’s and each Lender’s benefit; provided, however, that Agent will not exercise any rights granted pursuant to this Section 8.3(d) until the occurrence of an Event of Default.
ARTICLE 9 — EVENTS OF DEFAULT
     Section 9.1 Events of Default.
     For purposes of the Financing Documents, the occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of law or otherwise, shall constitute an “Event of Default”:
     (a) any Borrower shall fail to pay when due any principal, interest, premium or fee under any Financing Document or any other amount payable under any Financing Document, or there shall occur any default in the performance of or compliance with any of the following sections of this Agreement: Article 5; Article 6; Section 4.4; Section 2.9; and Section 2.10;

     (b) any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or in any other Financing Document (other than occurrences described in other provisions of this Section 9.1 for which a different grace or cure period is specified or for which no grace or cure period is specified and thereby constitute immediate Events of Default) and such default is not remedied or waived within thirty (30) days;
     (c) any representation, warranty, certification or statement made by any Credit Party or any other Person in any Financing Document or in any certificate, financial statement or other document delivered pursuant to any Financing Document is incorrect in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) when made (or deemed made);
     (d) any Credit Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;
     (e) an involuntary case or other proceeding shall be commenced against any Credit Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against any Credit Party under the federal bankruptcy laws as now or hereafter in effect;
     (f) one or more judgments or orders for the payment of money (not paid or fully covered by insurance maintained in accordance with the requirements of this Agreement and as to which the relevant insurance company has acknowledged coverage) aggregating in excess of $100,000 shall be rendered against any or all Credit Parties and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgments or orders, or (ii) there shall be any period of twenty (20) consecutive days during which a stay of enforcement of any such judgments or orders, by reason of a pending appeal, bond or otherwise, shall not be in effect;
     (g) any Lien created by any of the Security Documents shall at any time fail to constitute a valid and perfected Lien on all of the Collateral purported to be secured thereby, subject to no prior or equal Lien except Permitted Liens, or any Credit Party shall so assert;
     (h) the institution by any Governmental Authority of criminal proceedings against any Credit Party;
     (i) an event of default occurs under any Financing Document Guarantee;
     (j) any Borrower makes any payment on account of any Debt that has been subordinated to any of the Obligations, other than payments specifically permitted by the terms of such subordination;
     (k) the occurrence of any fact, event or circumstance that could reasonably be expected to result in a Material Adverse Effect, if such default shall have continued unremedied for a period of ten (10) days after receipt by Borrowers of written notice from Agent;
     (l) based on information available to the Borrowers it is reasonably likely that Borrowers will fail to comply with one or more financial covenants in Article 6 during the next succeeding financial reporting period; or
     (m) a default occurs in any agreement to which Borrower or any Guarantor is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any indebtedness in an amount in excess of Fifty Thousand Dollars ($50,000) or that could have a material adverse effect on Borrower’s or any Guarantor’s business.
     All cure periods provided for in this Section shall run concurrently with any cure period provided for in any applicable Financing Documents under which the default occurred.
     Section 9.2 Acceleration and Suspension or Termination of Revolving Loan Commitment and Term Loan Commitment. Upon the occurrence and during the continuance of an Event of Default, Agent may, and shall if requested by Required Lenders, (a) by notice to Borrowers suspend or terminate the Revolving Loan Commitment and Term Loan Commitment and the obligations of Agent and the Lenders with respect thereto, in whole or in part (and, if in part, such reduction shall be pro rata among the Lenders having a Revolving Loan Commitment Percentage or Term Loan Commitment Percentage), and/or (b) by notice to Borrowers declare the Obligations to be, and the Obligations shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and Borrowers will pay the same; provided, however, that in the case of any of the Events of Default specified in Section 9.1(f) or 9.1(g) above, without any notice to any Borrower or any other act by Agent or the Lenders, the Revolving Loan Commitment and Term Loan Commitment and the obligations of Agent and the Lenders with respect thereto shall thereupon terminate and all of the Obligations shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and Borrowers will pay the same.
     Section 9.3 Cash Collateral. If (a) any Event of Default specified in Section 9.1(f) or 9.1(g) shall occur, (b) the Obligations shall have otherwise been accelerated pursuant to Section 9.2, or (c) the Revolving Loan Commitment and the obligations of Agent and the Lenders with respect thereto shall have been terminated pursuant to Section 9.2, then without any request or the taking of any other action by Agent or the Lenders, Borrowers shall immediately comply with the provisions of Section 2.4(e) with respect to the deposit of cash collateral to secure the existing Letter of Credit Liability and future payment of related fees.
     Section 9.4 Default Rate of Interest. At the election of Agent or Required Lenders, after the occurrence of an Event of Default and for so long as it continues, (a) the Loans and other Obligations shall bear interest at rates that are two percent (2.0%) per annum in excess of the rates otherwise payable under this Agreement, and (b) the fee described in Section 2.4(b) shall increase by a rate that is two percent (2.0%) in excess of the rate otherwise payable under such Section.
     Section 9.5 Setoff Rights. During the continuance of any Event of Default, each Lender is hereby authorized by each Borrower at any time or from time to time, with reasonably prompt subsequent notice to such Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances held by such Lender or any of such Lender’s Affiliates at any of its offices for the account of such Borrower or any of its Subsidiaries (regardless of whether such balances are then due to such Borrower or its Subsidiaries), and (b) other property at any time held or owing by such Lender to or for the credit or for the account of such Borrower or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent. Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Share of the Obligations. Each Borrower agrees, to the fullest extent permitted by law, that any Lender and any of such Lender’s Affiliates may exercise its right to set off with respect to the Obligations as provided in this Section 9.5.
     Section 9.6 Application of Proceeds.
     (a) Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) each Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of such Borrower or any Guarantor of all or any part of the Obligations, and, as between Borrowers on the one hand and Agent and Lenders on the other, Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent, and (b) the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied: first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Agent with respect to this Agreement, the other Financing Documents or the Collateral; second, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Financing Documents or the Collateral; third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding; and fifth to any other indebtedness or obligations of Borrowers owing to Agent or any Lender under the Financing Documents. Any balance remaining shall be delivered to Borrowers or to whoever may be lawfully entitled to receive such balance (including any holder of the indebtedness evidenced by the Affiliated Financing Documents) or as a court of competent jurisdiction may direct. In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.
     (b) Notwithstanding anything to the contrary contained in this Agreement, in the event of any distribution, division or application, in whole or in part, voluntary or involuntary, by operation of law or otherwise, of the assets of any Credit Party or the proceeds thereof, to or for the benefit of any of the creditors of any Credit Party arising by reason of a dissolution, winding-up or liquidation of one or more of the Credit Parties, partial or complete, whether or not involving bankruptcy, receivership, insolvency or other statutory or common law proceedings, assignments for the benefit of creditors involving a Credit Party or any marshalling of the assets or liabilities of a Credit Party, all cash proceeds thereof (such cash proceeds being hereinafter referred to as “Distress Event Cash Proceeds”) shall be applied upon receipt as follows: (i) first, before any resort to or application of IP Proceeds (if any), the portion of such Distress Event Cash Proceeds which is Primary Collateral Proceeds if any shall be applied to repay the Obligations (in the order provided above in Section 9.6(a)) until the Primary Collateral has been fully liquidated or, if earlier, the Obligations have been paid in full, (ii) second, the portion of such Distress Event Cash Proceeds which is IP Proceeds (if any) shall be applied to repay the Obligations until the Obligations shall have been paid in full, and (iii) third, any remaining proceeds shall be paid over to Borrowers. For the avoidance of doubt, the allocation of Distress Event Cash Proceeds set forth in the Section 9.6(b) shall be made each time Distress Event Cash Proceeds arise.
     Section 9.7 Waivers.
     (a) Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable law, each Borrower waives: (i) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Financing Documents, the Notes or any other notes, commercial paper, accounts, contracts, documents, Instruments, Chattel Paper and Guarantees at any time held by Lenders on which any Borrower may in any way be liable, and hereby ratifies and confirms whatever Lenders may do in this regard; (ii) all rights to notice and a hearing prior to Agent’s or any Lender’s taking possession or control of, or to Agent’s or any Lender’s replevy, attachment or levy upon, any Collateral or any bond or security which might be required by any court prior to allowing Agent or any Lender to exercise any of its remedies; and (iii) the benefit of all valuation, appraisal and exemption Laws. Each Borrower acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the other Financing Documents and the transactions evidenced hereby and thereby.
     (b) Each Borrower for itself and its successors and assigns, (i) agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Lender; (ii) consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Agent or any Lender with respect to the payment or other provisions of the Financing Documents, and to any substitution, exchange or release of the Collateral, or any part thereof, with or without substitution, and agrees to the addition or release of any Borrower, endorsers, guarantors, or sureties, or whether primarily or secondarily liable, without notice to any other Borrower and without affecting its liability hereunder; (iii) agrees that its liability shall be unconditional and without regard to the liability of any other Borrower, Agent or any Lender for any tax on the indebtedness; and (iv) to the fullest extent permitted by law, expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.

     (c) To the extent that Agent or any Lender may have acquiesced in any noncompliance with any requirements or conditions precedent to the closing of the Loans or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Agent or any Lender of such requirements with respect to any future disbursements of Loan proceeds and Agent may at any time after such acquiescence require Borrowers to comply with all such requirements. Any forbearance by Agent or Lender in exercising any right or remedy under any of the Financing Documents, or otherwise afforded by applicable law, including any failure to accelerate the maturity date of the Loans, shall not be a waiver of or preclude the exercise of any right or remedy nor shall it serve as a novation of the Notes or as a reinstatement of the Loans or a waiver of such right of acceleration or the right to insist upon strict compliance of the terms of the Financing Documents. Agent’s or any Lender’s acceptance of payment of any sum secured by any of the Financing Documents after the due date of such payment shall not be a waiver of Agent’s and such Lender’s right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes or other liens or charges by Agent as the result of an Event of Default shall not be a waiver of Agent’s right to accelerate the maturity of the Loans, nor shall Agent’s receipt of any condemnation awards, insurance proceeds, or damages under this Agreement operate to cure or waive any Credit Party’s default in payment of sums secured by any of the Financing Documents.
     (d) Without limiting the generality of anything contained in this Agreement or the other Financing Documents, each Borrower agrees that if an Event of Default is continuing (i) Agent and Lenders are not subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Agent or Lenders shall remain in full force and effect until Agent or Lenders have exhausted all remedies against the Collateral and any other properties owned by Borrowers and the Financing Documents and other security instruments or agreements securing the Loans have been foreclosed, sold and/or otherwise realized upon in satisfaction of Borrowers’ obligations under the Financing Documents.
     (e) Nothing contained herein or in any other Financing Document shall be construed as requiring Agent or any Lender to resort to any part of the Collateral for the satisfaction of any of Borrowers’ obligations under the Financing Documents in preference or priority to any other Collateral, and Agent may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of Borrowers’ obligations under the Financing Documents. In addition, Agent shall have the right from time to time to partially foreclose upon any Collateral in any manner and for any amounts secured by the Financing Documents then due and payable as determined by Agent in its sole discretion, including, without limitation, the following circumstances: (i) in the event any Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and/or interest, Agent may foreclose upon all or any part of the Collateral to recover such delinquent payments, or (ii) in the event Agent elects to accelerate less than the entire outstanding principal balance of the Loans, Agent may foreclose all or any part of the Collateral to recover so much of the principal balance of the Loans as Lender may accelerate and such other sums secured by one or more of the Financing Documents as Agent may elect. Notwithstanding one or more partial foreclosures, any unforeclosed Collateral shall remain subject to the Financing Documents to secure payment of sums secured by the Financing Documents and not previously recovered.
     (f) To the fullest extent permitted by law, each Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Collateral any equitable right otherwise available to any Credit Party which would require the separate sale of the any of the Collateral or require Agent or Lenders to exhaust their remedies against any part of the Collateral before proceeding against any other part of the Collateral; and further in the event of such foreclosure each Borrower does hereby expressly consent to and authorize, at the option of Lender, the foreclosure and sale either separately or together of each part of the Collateral.
     Section 9.8 Injunctive Relief. The parties acknowledge and agree that, in the event of a breach or threatened breach of any Credit Party’s obligations under any Financing Documents, Agent and Lenders may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including without limitation, a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach, including, without limitation, maintaining the cash management and collection procedure described herein. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement. Each Credit Party waives, to the fullest extent permitted by law, the requirement of the posting of any bond in connection with such injunctive relief. By joining in the Financing Documents as a Credit Party, each Credit Party specifically joins in this Section as if this Section were a part of each Financing Documents executed by the Credit Party.
     Section 9.9 Marshalling. Agent and Lenders shall have no obligation to marshal any assets in favor of any Credit Party, or against or in payment of any of the other Obligations or any other obligation owed to Agent or Lenders by any Credit Party.
ARTICLE 10 — AGENT
     Section 10.1 Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes Agent to enter into each of the Financing Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as Agent on its behalf and to exercise such powers under the Financing Documents as are delegated to Agent by the terms thereof, together with all such powers as are reasonably incidental thereto. Subject to the terms of the other Financing Documents, Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Financing Documents on behalf of Lenders. The provisions of this Article 10 are solely for the benefit of Agent and Lenders and neither any Borrower nor any other Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower or any other Credit Party. Agent may perform any of its duties hereunder, or under the Financing Documents, by or through its agents or employees.
     Section 10.2 Right to Perform, Preserve and Protect. If any Credit Party fails to perform any obligation hereunder or under any other Financing Document, Agent itself may, but shall not be obligated to, cause such obligation to be performed at Borrowers’ expense. Agent is further authorized by Borrowers and the Lenders to make expenditures from time to time which Agent, in its reasonable business judgment, deems necessary or desirable to (a) preserve or protect the business conducted by Borrowers, the Collateral, or any portion thereof and/or (b) enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations. Each Borrower hereby agrees to reimburse Agent on demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 10.2, together with interest thereon at the applicable default rate hereunder.
ARTICLE 11 — MISCELLANEOUS
     Section 11.1 Survival. All agreements, representations and warranties made herein and in every other Financing Document shall survive the execution and delivery of this Agreement and the other Financing Documents and the other Operative Documents. The provisions of Sections 2.7 and Articles 10 and 11 shall survive the payment of the Obligations (both with respect to any Lender and all Lenders collectively) and any termination of this Agreement.
     Section 11.2 No Waivers. No failure or delay by Agent or any Lender in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Any reference in any Financing Document to the “continuing” nature of any Event of Default shall not be construed as establishing or otherwise indicating that any Borrower or any other Credit Party has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Financing Documents.
     Section 11.3 Notices.
     (a) All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and shall be given to such party at its address, facsimile number or e-mail address set forth on the signature pages hereof (or, in the case of any such

Lender who becomes a Lender after the date hereof, in an assignment agreement or in a notice delivered to Borrowers and Agent by the assignee Lender forthwith upon such assignment) or at such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to Agent and Borrowers; provided, however, that notices, requests or other communications shall be permitted by electronic means only in accordance with the provisions of Section 11.3(b) and (c). Each such notice, request or other communication shall be effective (i) if given by facsimile, when such notice is transmitted to the facsimile number specified by this Section and the sender receives a confirmation of transmission from the sending facsimile machine, or (ii) if given by mail, prepaid overnight courier or any other means, when received or when receipt is refused at the applicable address specified by this Section 11.3(a).
     (b) Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved from time to time by Agent, provided, however, that the foregoing shall not apply to notices sent directly to any Lender if such Lender has notified the Agent that it is incapable of receiving notices by electronic communication. The Agent or Borrowers may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided, however, that approval of such procedures may be limited to particular notices or communications.
     (c) Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided, however, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.
     Section 11.4 Severability. In case any provision of or obligation under this Agreement or any other Financing Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
     Section 11.5 Amendments and Waivers. No provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by Borrowers, the Agent and the Lenders.
     Section 11.6 Assignments; Participations.
     (a) Assignments by Lenders.
          (i) Each Lender may at any time assign to one or more Eligible Assignees or grant participations in all or any portion of such Lender’s Loans and/or interest in the Revolving Loan Commitment and/or Term Loan Commitment, together with all related obligations of such Lender hereunder. Each Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. If any assignee of all or any portion of such Lender’s Loans or interest in the Revolving Loan Commitment or Term Loan Commitment is organized under the laws of a jurisdiction other than the United States or any state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to Borrower certification as to exemption from deduction or withholding of any United States federal income taxes.
          (ii) Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at its offices located in Chicago, Illinois a copy of each assignment agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount of the Loans owing to, such Lender pursuant to the terms hereof. The entries in such register shall be conclusive, and Borrowers,

Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by any Borrower and any Lender, at any reasonable time upon reasonable prior notice to Agent.
     (b) Credit Party Assignments. No Credit Party may assign, delegate or otherwise transfer any of its rights or other obligations hereunder or under any other Financing Document without the prior written consent of Agent and each Lender.
     Section 11.7 Headings. Headings and captions used in the Financing Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.
     Section 11.8 Confidentiality. Agent and each Lender shall hold all non-public information regarding the Credit Parties and their respective businesses identified as such by Borrowers and obtained by Agent or any Lender pursuant to the requirements hereof in accordance with such Person’s customary procedures for handling information of such nature, except that disclosure of such information may be made (a) to their respective agents, employees, Subsidiaries, Affiliates, attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services, (b) to prospective transferees or purchasers of any interest in the Loans, and to prospective contractual counterparties (or the professional advisors thereto) in swap contracts or other derivative obligations permitted hereby, provided, however, that any such Persons shall have agreed to be bound by the provisions of this Section 11.8, (c) as required by Law, subpoena, judicial order or similar order and in connection with any litigation, (d) as may be required in connection with the examination, audit or similar investigation of such Person, and (e) to a Person that is a trustee, investment advisor, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For the purposes of this Section, “Securitization” shall mean a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in party, by the Loans. Confidential information shall include only such information identified as such at the time provided to Agent and shall not include information that either: (i) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (ii) is disclosed to such Person by a Person other than a Credit Party, provided, however, Agent does not have actual knowledge that such Person is prohibited from disclosing such information. The obligations of Agent and Lenders under this Section 11.8 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof.
     Section 11.9 Waiver of Consequential and Other Damages. To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Financing Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.
     Section 11.10 GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT, EACH NOTE AND EACH OTHER FINANCING DOCUMENT, AND ALL MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. EACH BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN CHICAGO, STATE OF ILLINOIS AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE

JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH BORROWER AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.
     Section 11.11 WAIVER OF JURY TRIAL. EACH BORROWER, AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH BORROWER, AGENT AND EACH LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH BORROWER, AGENT AND EACH LENDER WARRANTS AND REPRESENTS THAT IT HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.
     Section 11.12 Publication; Advertisement.
     (a) Publication. No Credit Party will directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of Merrill Lynch or any of its Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except (i) as required by Law, subpoena or judicial or similar order, in which case the applicable Credit Party shall give Agent prior written notice of such publication or other disclosure, or (ii) with Merrill Lynch’s prior written consent, which consent will not be withheld with respect to the sharing of copies of the loan documents to prospective providers of Permitted Debt.
     (b) Advertisement. Each Lender and each Credit Party hereby authorizes Merrill Lynch to publish the name of such Lender and Credit Party, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which Merrill Lynch elects to submit for publication. In addition, each Lender and each Credit Party agrees that Merrill Lynch may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date. With respect to any of the foregoing, Merrill Lynch shall provide Borrowers with an opportunity to review and confer with Merrill Lynch regarding the contents of any such tombstone, advertisement or information, as applicable, prior to its submission for publication and, following such review period, Merrill Lynch may, from time to time, publish such information in any media form desired by Merrill Lynch, until such time that Borrowers shall have requested Merrill Lynch cease any such further publication.
     Section 11.13 Counterparts; Integration. This Agreement and the other Financing Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures by facsimile shall bind the parties hereto. This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.
     Section 11.14 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
     Section 11.15 Time. Time is of the essence in each Borrower’s and each other Credit Party’s performance under this Agreement and all other Financing Documents.

     Section 11.16 Lender Approvals. Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Agent or Lenders with respect to any matter that is the subject of this Agreement, the other Financing Documents may be granted or withheld by Agent and Lenders in their sole and absolute discretion and credit judgment.
     Section 11.17 Expenses; Taxes; Indemnity
     (a) Borrowers agree to pay all reasonable legal, audit and appraisal fees and all other reasonable out-of-pocket charges and expenses incurred by Agent in connection with the negotiation, preparation, legal review and execution of each of the Financing Documents, including but not limited to UCC and judgment lien searches and UCC filings and fees for post-closing UCC and judgment lien searches. In addition, Borrowers shall pay all such fees and expenses associated with any amendments, modifications and terminations to the Financing Documents following closing. If Agent uses in-house counsel for any of these purposes, Borrowers further agree that the Obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Agent for the work performed.
     (b) Borrowers agree to pay all reasonable out-of-pocket charges and expenses incurred by Agent or any Lender (including the fees and expenses of counsel, advisors and consultants) in connection with the administration, enforcement, protection or preservation of any right or claim of Agent or any Lender, the termination of this Agreement, the termination of any Liens of Agent or any Lender on the Collateral, or the collection of any amounts due under the Financing Documents. If Agent or any Lender uses in-house counsel for any of these purposes (i.e., for any task in connection with the enforcement, protection or preservation of any right or claim of Agent and Lenders and the collection of any amounts due under the Financing Documents), Borrowers further agree that the Obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Agent or any Lender for the work performed.
     (c) Borrowers shall pay all taxes (other than taxes based upon or measured by Agent’s or a Lender’s income or revenues or any personal property tax), if any, in connection with the issuance of the execution of this Agreement, the issuance of the Notes and the recording of any Financing Documents. The obligations of Borrower under this clause (c) shall survive the payment of Borrowers’ indebtedness under this Agreement and the termination of this Agreement.
     (d) Borrowers hereby indemnify and agree to defend (with counsel acceptable to Agent) and hold harmless Agent and Lenders, their partners, officers, agents and employees (collectively in the singular, “Indemnitee”) from and against any liability, loss, cost, expense (including reasonable attorneys’ fees and expenses for both in-house and outside counsel), claim, damage, suit, action or proceeding ever suffered or incurred by any Indemnitee or in which an Indemnitee may ever be or become involved (whether as a party, witness or otherwise) (collectively, “Claims”) (a) arising from any Credit Party’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under the Financing Documents, (b) arising from the breach of any of the representations or warranties contained in any Financing Document, (c) by reason of this Agreement, the other Financing Documents or the transactions contemplated hereby or thereby, or (d) relating to claims of any Person with respect to the Collateral, except for Claims and/or losses directly caused by Indemnitee’s gross negligence or willful misconduct. Notwithstanding any contrary provision in this Agreement, the obligation of Borrower under this Section 11.17 shall survive the payment in full of the Obligations and the termination of this Agreement. NO INDEMNITEE PERSON SHALL BE RESPONSIBLE OR LIABLE TO THE BORROWERS OR TO ANY OTHER PARTY TO ANY FINANCING DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.
[SIGNATURES APPEAR ON FOLLOWING PAGES]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER: BIOTROVE, INC.
By:	/s/ Paul Pescatore
	Name:	Paul Pescatore
	Title:	VP Finance

Address:
12 Gill Street Woburn, MA 01801
Woburn, MA 01801
Attn: Paul Pescatore
Facsimile: (781) 721-3601
E-Mail: ppescatore@biotrove.com

Borrower’s Account Designation:
Bank Name: Bank of America
ABA No.:
Account No.:
Account Name: BioTrove, Inc.
Reference:

AGENT: MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., as Agent and a Lender
By:	/s/ Will Gould
	Name:	Will Gould
	Title:	Director

Address:
222 N. LaSalle Street, 16th Floor
Chicago, Illinois 60601
Attn: Account Manager for MLC-HCF BioTrove, Inc. transaction
Facsimile: 1-866-251-2944
E-Mail: MLC_HCF_ABL2@ml.com

With copies to:

Merrill Lynch Capital
222 N. LaSalle Street, 16th Floor
Chicago, Illinois 60601
Attn: Group Senior Transaction Attorney, Healthcare Finance
Facsimile Number: (312) 499-3245

Merrill Lynch Capital
7700 Wisconsin Ave., Suite 400
Bethesda, Maryland 20814
Attn: Group Senior Transaction Attorney, Healthcare Finance
Facsimile Number: (866) 341-9053

Payment Account Designation:
LaSalle Bank
200 West Monroe
Chicago, IL 60606
ABA #: 071000505
Account Name: MLBFS Healthcare Finance
Account #: 5800395088
Attention: BioTrove

LENDERS: MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., as Lender
By:	/s/ Will Gould
	Name:	Will Gould
	Title:	Director

Address:
222 N. LaSalle Street, 16th Floor
Chicago, Illinois 60601
Attn: Account Manager for MLC-HCF BioTrove, Inc. transaction
Facsimile: 1-866-251-2944
E-Mail: MLC_HCF_ABL2@ml.com

With copies to:

Merrill Lynch Capital
222 N. LaSalle Street, 16th Floor
Chicago, Illinois 60601
Attn: Group Senior Transaction Attorney, Healthcare Finance
Facsimile Number: (312) 499-3245

Merrill Lynch Capital
7700 Wisconsin Ave., Suite 400
Bethesda, Maryland 20814
Attn: Group Senior Transaction Attorney, Healthcare Finance
Facsimile Number: (866) 341-9053

ANNEXES, EXHIBITS, RIDERS AND SCHEDULES

ANNEXES

Annex A	Commitment Annex

EXHIBITS

Exhibit A	Reserved
Exhibit B	Compliance Certificate
Exhibit C	Borrowing Base Certificate
Exhibit D	Notice of Borrowing
Exhibit E	Payment Notification
Exhibit F	Concentration Percentage Limitations

SCHEDULES

Schedule 2.1	Amortization Schedule
Schedule 3.1	Existence, Organizational ID Numbers, Foreign Qualification, Prior Names
Schedule 3.4	Capitalization
Schedule 3.6	Litigation
Schedule 3.15	Material Contracts
Schedule 3.16	Environmental Compliance
Schedule 3.17	Intellectual Property
Schedule 4.4	Insurance
Schedule 5.1	Debt
Schedule 5.2	Liens
Schedule 5.8	Affiliate Transactions
Schedule 5.11	Business Description
Schedule 7.4	Post-Closing Obligations
Schedule 8.1	Collateral

Schedule 8.2	Location of Collateral
Annexes, Exhibits, Riders and Schedules to Credit and Security Agreement

Annex A to Credit and Security Agreement (Commitment Annex)

	Revolving Loan	Revolving Loan	Term Loan	Term Loan
	Commitment	Commitment	Commitment	Commitment
Lender	Amount	Percentage	Amount	Percentage
Merrill Lynch Capital	$2,500,000	100%	2,500,000	100%
Annex A to Credit and Security Agreement

                     Exhibit B to Credit and Security Agreement (Compliance Certificate)
COMPLIANCE CERTIFICATE
Date:                                         ,
     This certificate is given by                     , a Responsible Officer of                      (“Borrower”), pursuant to that certain Credit and Security Agreement dated as of October 26, 2006 among                      and                      (collectively, “Borrower”), the Lenders from time to time party thereto and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Agent for Lenders (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.
     The undersigned Responsible Officer hereby certifies to Agent and Lenders that:
          (a) the financial statements delivered with this certificate in accordance with Section 4.1 of the Credit Agreement fairly present in all material respects the results of operations and financial condition of Borrower and its Subsidiaries as of the dates and the accounting period covered by such financial statements;
          (b) I have reviewed the terms of the Credit Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of Borrower and its Subsidiaries during the accounting period covered by such financial statements;
          (c) such review has not disclosed the existence during or at the end of such accounting period, and I have no knowledge of the existence as of the date hereof, of any condition or event that constitutes a Default or an Event of Default, except as set forth in Schedule 1 hereto, which includes a description of the nature and period of existence of such Default or an Event of Default and what action Borrower has taken, is undertaking and proposes to take with respect thereto;
          (d) Borrower is in compliance with the covenants contained in Article 6 of the Credit Agreement, as demonstrated by the calculation of such covenants below, except as set forth below;
          (e) except as noted on Schedule 2 attached hereto, the Credit Agreement contains a complete and accurate list of all business locations of Borrower and Guarantor and all names under which Borrower or Guarantor currently conduct business; Schedule 2 specifically notes any changes in the names under which Borrower or Guarantor conduct business;
          (f) except as noted on Schedule 3 attached hereto, the undersigned has no knowledge of any federal or state tax liens having been filed against the Borrower, Guarantor or any Collateral;
          (g) except as noted on Schedule 3 attached hereto, the undersigned has no knowledge of any failure of the Borrower or Guarantor to make required payments of withholding or other tax obligations of the Borrower or Guarantor during the accounting period to which the attached statements pertain or any subsequent period;
          (h) if the Credit Agreement contemplates advances in respect of a borrowing base, the undersigned has no knowledge that any borrowing base delivered to Agent has failed, in any material respect, to accurately state the amount of the borrowing base as calculated in accordance with the Credit Agreement;
          (i) if the Credit Agreement contemplates payments into a lockbox or restricted account, or directly to Agent, Borrower (as required under this Agreement or in the Financing Documents) has directed all of its account debtors to make payments into such account or to Agent;
Exhibit B to Credit and Security Agreement

          (j) if the Credit Agreement contemplates a lien on the deposit accounts of the Borrower in favor of Agent, Schedule 4 attached hereto contains a complete and accurate statement of all deposit or investment accounts maintained by Borrower or Guarantor;
          (k) if the Credit Agreement contemplates a lien on real property in favor of Agent, then except as described on Schedule 5 attached hereto:
               (i) there are no current, pending or threatened proceedings relating to a condemnation or other public taking of such real property;
               (ii) such real property has suffered no casualty or other damage or loss of the type typically covered by hazard insurance;
               (iii) all insurance required to be maintained by Borrower or Guarantor under the Credit Agreement is in force and premiums therefor have been paid as and when due and Borrower and Guarantor have made no claims thereunder;
               (iv) all real estate taxes or other assessments pertaining to such real property have been paid as and when due and Borrower maintains adequate reserves or escrows to pay all such taxes and assessments as they come due; and
               (v) the undersigned has no knowledge of any current, pending or threatened changes to the zoning classification or permitted uses of such real property;
          (l) except as described in the Credit Agreement or in Schedule 6 attached hereto, the undersigned has no knowledge of any current, pending or threatened:
               (i) litigation against the Borrower or Guarantor;
               (ii) inquiries, investigations or proceedings concerning the business affairs, practices, licensing or reimbursement entitlements of Borrower or Guarantor; or
               (iii) default by Borrower or Guarantor under any material contract to which either of them is a party, including, without limitation, any leases;
          (m) in determining compliance with the provisions identified in (d) above, the following calculations have been made: [See attached worksheets];
          (n) such calculations and the certifications contained therein are true, correct and complete; and
          (o) Borrower is in compliance with the requirements under its lease agreements for each leased premises, including, without limitation, the payment of rent on or before the due date thereof.
          The foregoing certifications and computations are made as of                                         ,                     (end of month) and delivered this                     day of                                         , 20                     .
Sincerely,

By

Name

Title	of Borrower Representative

Exhibit B to Credit and Security Agreement

List of Schedules:
Schedule 1 — Non-Compliance with Covenants
Schedule 2 — Business Locations and Names of Borrower and Guarantor
Schedule 3 — Unpaid Tax or Withholding Obligations
Schedule 4 — List of all Deposit and Investment Accounts of Borrower and Guarantor
Schedule 5 — Pending Litigation, Inquiries or Investigations; Defaults under Material Contracts
Worksheet(s) for Financial or Other Covenant Calculations
Exhibit B to Credit and Security Agreement

Schedules to Compliance Certificate
Schedule 1 — Non-Compliance with Covenants
Schedule 2 — Business Locations and Names of Borrower and Guarantor
Schedule 3 — Unpaid Tax or Withholding Obligations
Schedule 4 — List of all Deposit and Investment Accounts of Borrower and Guarantor
Schedule 5 — Pending Litigation, Inquiries or Investigations; Defaults under Material Contracts
Schedules to Compliance Certificate

Fixed Charge Coverage Ratio Worksheet (Attachment to Compliance Certificate)
Fixed Charge Coverage Ratio for the trailing six-month period most recently ended (the “Defined Period”) is defined as follows:
Fixed Charges:

Interest expense ($______), net of interest income ($______), interest paid in kind ($______) and amortization of capitalized fees and expenses incurred to consummate the transactions contemplated by the Operative Documents and included in interest expense ($______), included in the determination of net income of Borrowers and their Consolidated Subsidiaries for the Defined Period (“Total Interest Expense”)
$

Plus: Any provision for (or less any benefit from) income or franchise taxes included in the determination of net income for the Defined Period *

Scheduled payments of principal for the Defined Period with respect to all Debt (including the portion of scheduled payments under capital leases allocable to principal but excluding mandatory prepayments required by Section 2.1(c) and excluding scheduled repayments of Revolving Loans and other Debt subject to reborrowing to the extent not accompanied by a concurrent and permanent reduction of the Revolving Loan Commitment (or equivalent loan commitment))

Fixed Charges	$

Operating Cash Flow:

EBITDA for the Defined Period (calculated in the manner required by the EBITDA Worksheet attached to the Compliance Certificate)	$

Less: Unfinanced capital expenditures for the Defined Period

To the extent not already reflected in the calculation of EBITDA, other capitalized costs, defined as the gross amount paid in cash and capitalized during the Defined Period, as long term assets, other than amounts capitalized during the Defined Period as capital expenditures for property, plant and equipment or similar fixed asset accounts

Operating Cash Flow	$

Fixed Charge Coverage Ratio (Ratio of Operating Cash Flow to Fixed Charges) for the Defined Period	1.0 to 1.0

Minimum Fixed Charge Coverage for the Defined Period

___ to 1.0
In Compliance	Yes/No
Fixed Charge Coverage Ratio Worksheet (Attachment to Compliance Certificate)

EBITDA Worksheet (Attachment to Compliance Certificate)

EBITDA for the trailing six-month period most recently ended (the “Defined Period”) is defined as follows:

Net income (or loss) for the Defined Period of Borrowers and their Consolidated Subsidiaries, but excluding: (a) the income (or loss) of any Person (other than Subsidiaries of Borrowers) in which Borrowers or any of their Subsidiaries has an ownership interest unless received by Borrower or their Subsidiary in a cash distribution; and (b) the income (or loss) of any Person accrued prior to the date it became a Subsidiary of Borrowers or is merged into or consolidated with Borrowers
$

Plus: Any provision for (or less any benefit from) income and franchise taxes deducted in the determination of net income for the Defined Period

Interest expense, net of interest income, deducted in the determination of net income for the Defined Period

Amortization and depreciation deducted in the determination of net income for the Defined Period

Other non-cash expenses (or less other non-cash gains or income) deducted in the determination of net income for the Defined Period and for which no cash outlay (or cash receipt) is foreseeable prior to the Commitment Expiry Date

EBITDA for the Defined Period	$

EBITDA Worksheet (Attachment to Compliance Certificate)

                    Exhibit C to Credit and Security Agreement (Borrowing Base Certificate)

MERRILL Lynch Capital Accounts Receivable Borrowing Base Report

					Merrill Lynch Capital

BBR Date	August 22, 2006	Report #:		Aging Date	August 31, 2006
Name:	Bio Trove, Inc	Customer #	042006	Facility #	24036

A/R Category		A/R	TOTALS
1.	Billed Accounts Balance per aging dated 08/31/06	$390,872.80	$390,872.80
2.	(Less): Ineligibles (from next page)	$(72,560.00)	$(72,560.00)
3.	Eligible Accounts	$318,312.80	$318,312.80
4.	Liquidity Factor	98.7%	98.70%
5a.	Total Eligible Accounts before credit balances	$314,174.73	$314,174.73
5b.	Less: Reserve against eligible accounts	$(47,849.11)	$(47,849.11)

6.	Total Eligible Accounts	$266,325.62	$266,325.62

	Computation of Availability
7.	Total Eligible Accounts:		$266,325.62
8a.	(Less): Cash Posted Since Last Aging		$—
8b.	Add: Revenue Posted Since Last Aging		$—
8c.	Plus/(Minus): Adjustments		$—

9.	Net Eligible Accounts		$266,325.62
10.	Advance Rate		85.00%

11.	Net Availability		$226,376.78
12.	Add: Inventory Availability ( see attached)		$317,097.26
13.	Add: Equipment Availability ( see attached)		$477,419.58

15.	Net Availability		$1,020,893.62

Exhibit C to Credit and Security Agreement (Borrowing Base Certificate)

Computation of Loan
15.	Facility Limit	$2,500,000.00
16.	Available to Borrow (not to exceed limit)	$1,020,893.62

17.	Loan Balance on Prior Borrowing Base Certificate	$—
18.	(Less): Cash Collections since last Borrowing Base Certificate	$—
19.	Increase/(Decrease): Adjustments	$—
20.	Loan Advances	$—

21.	Ending Loan Balance	$—

22.	Letter of Credit Outstandings	$—
23.	Overall Reserve	$—

24.	Remaining Availability	$1,020,893.62

Pursuant to, and in accordance with, the terms and provisions of the Loan Documents (“Documents”), between MERRILL LYNCH CAPITAL, A DIVISION OF MERRILL LYNCH BUSINESS FINANCIAL SERVICES, INC. (“Secured Party”) and Bio Trove, Inc (“Borrower”), Borrower is executing and delivering to Secured Party this Borrowing Base Report accompanied by supporting data (collectively referred to as “Report”). Borrower warrants and represents to Secured Party that this Report is true, correct, and based on information contained in Borrower’s own financial accounting records.
Borrower, by the execution of this Report:
(a) Hereby ratifies, confirms, and affirms all of the terms, and further certifies that the Borrower is in compliance with the Loan Documents as of August 22, 2006: (b) Hereby certifies that the Borrower has paid all State and Federal payroll witholding taxes immediately due and payable through August 22, 2006. This document does not supercede any provisions of the Loan and Security Agreement. Capitalized Terms used herein and not otherwise defined shall have the meaning ascribed to them in the Loan and Security Agreement between Secured Party and Borrower dated August 31, 2006.

(Responsible Officer’s)

(Print Name)
(Title)
Exhibit C to Credit and Security Agreement (Borrowing Base Certificate)

Billed A/R
Current	69,682
1-30	238,068
31-60	19,863
61-90	(9,300)
Over 90 Days	72,560

Subtotal	390,873

Total A/R	390,873

Less: Ineligible A/R
Over 90 DOI	(72,560)
Crossage > 50%	—
Contra	—
Foreign Accounts
Other

Total Ineligible A/R	(72,560)

Total Eligible A/R	318,313

Liquidity Factor	98.7%

Net Eligible A/R	314,175

Reserves Against Net Eligible A/R
Credit Balances > 90 DOI	—
Other Reserve — Deferred Revenue against Elig A/R	(47,849)

Net Eligible A/R after Reserve	266,326

Advance Rate	85.0%

Availability	226,377

Exhibit C to Credit and Security Agreement (Borrowing Base Certificate)

Inventory Class
1300 · Inventory (Chemistry)	476,455
1310 · Inventory — Rapid Fire Hardware	—
1320 · Inventory — Raw Material Plates	18,757
1330 · Inventory — Raw Material Instr	309,516
1340 · Inv. — Finished Goods Plates	7,201
1350 · Inv- Finished Goods Instruments	109,630
1370 · Inventory — Primer	2,002
1390 · Inventory at Outside Locations	155,598

Subtotal	1,079,158

Total Inventory	1,079,158

Less: Ineligible Inventory
Chemistry
RM – Plates (44.6%)	(8,365)
FG – Plates	(7,201)
Primer Inventory (Custom Ordered for cust)	(2,002)
Inventory at Outside Locations	(155,598)

Total Ineligible Inventory	(173,166)

Total Eligible Eligible Inventory	905,992

Advance Rate	35.0%

Inventory Availability	317,097

Reserves Against Inventory Availaiblity
Rent Reserve (2 mos) @ 58,558.40

Net Inventory Availaiblity	317,097

Exhibit C to Credit and Security Agreement (Borrowing Base Certificate)

Fixed Assets
1500 • Leasehold Improvements	66,804
1505 • Leasehold lmprovements-1 0 Gill	1,508,910
1510 • Lab Furniture	42,308
1520 • Software	83,478
1530 • Office Equipment	327,484
1540 • Lab Equip.	1,792,684
1545 • Mfg. Equipment - 10 Gill Street	704,785
1560 • Mfg Equipment - 12 Gill St.	649,964
1570 • ADME Instrument	45,282
1595 • Held for Disposal	50,000
1600 • Accum Amort of Leasholds	(39,161)
1605 • Accum. Depn.- Leasehold 10 Gill	(436,991)
1610 • Accum depr- lab furniture	(21,999)
1620 • Accum. Depr’n — Software R & D	(54,757)
1630 • Accum. Depreciation — Office eq	(179,195)
1640 • Accum. Depreciation — lab	(921,035)
1650 • Accum Depn Mfg. Equip	(100,065)
1660 • Accum. Depn -Mfg Equip 12 Gill	(216,655)

Total Fixed Assets	3,301,840

Less: Ineligible Fixed Assets
1500 • Leasehold Improvements	(66,804)
1505 • Leasehold lmprovements-1 0 Gill	(1,508,910)
1510 • Lab Furniture	(42,308)
1520 • Software	(83,478)
1530 • Office Equipment	(327,484)
1570 • ADME Instrument	(45,282)
1595 • Held for Disposal	(50,000)
1600 • Accum Amort of Leasholds	39,161
1605 • Accum. Depn.- Leasehold 10 Gill	436,991
1610 • Accum depr- lab furniture	21,999
1620 • Accum. Depr’n - Software R & D	54,757
1630 • Accum. Depreciation - Office eq	179,195

Total Ineligible Fixed Assets	(1,392,162)

Total Eligible Fixed Assets	1,909,678

Liquidity Factor	100.0%
Exhibit C to Credit and Security Agreement (Borrowing Base Certificate)

Net Eligible Fixed Assets	1,909,678

Reserves Against Net Eligible A/R
Other Reserve	—
Other Reserve	—

Net Eligible A/R after Reserve	1,909,678

Advance Rate	25.0%

Availability	477,420

Exhibit C to Credit and Security Agreement (Borrowing Base Certificate)

Exhibit D to Credit and Security Agreement (Notice of Borrowing)
[BORROWER REPRESENTATIVE]
Date:                     ,
          This certificate is given by                     , a Responsible Officer of                      (“Borrower Representative”), pursuant to Section 2.2(a)(ii) of that certain Credit and Security Agreement dated as of                     ,                     among                      and                     (“Borrowers”), the Lenders from time to time party thereto and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Agent for Lenders (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.
          The undersigned Responsible Officer hereby gives notice to Agent of Borrower Representative’s request to on [ date ] borrow $[                    ] of Revolving Loans.
          The undersigned officer hereby certifies that, both before and after giving effect to the request above (a) each of the conditions precedent set forth in Section 7.2 have been satisfied, (b) all of the representations and warranties contained in the Credit Agreement and the other Financing Documents are true, correct and complete as of the date hereof, except to the extent such representation or warranty relates to a specific date, in which case such representation or warranty is true, correct and complete as of such earlier date, and (c) no Default or Event of Default has occurred and is continuing on the date hereof.
          IN WITNESS WHEREOF, the undersigned officer has executed and delivered this certificate this                     day of                     ,

By:

Name:

Title:	Authorized Signatory for Borrower Representative
Exhibit D to Credit and Security Agreement (Notice of Borrowing)

Exhibit E to Credit and Security Agreement (Payment Notification)
[BORROWER REPRESENTATIVE]
Date:                     ,
          Reference is hereby made to the Credit and Security Agreement dated October 26, 2006 among the undersigned, Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Agent and the financial institutions party thereto. Capitalized terms used here have the meanings ascribed thereto in the Credit and Security Agreement.
          Please be advised that funds in the amount of $                    will be wire transferred to Agent on October                    , 2006. Such funds shall constitute [an optional] [a mandatory] prepayment of the Term Loans, with such prepayments to be applied in the manner specified in Section 2.1(e)(i). [Such mandatory prepayment is being made pursuant to Section                      of the Credit and Security Agreement.]
          Fax to MLC Operations 312-499-3336 no later than noon Chicago time.
          Note:Funds must be received no later than noon Chicago time for same day application
          Wire Instructions:

Bank Name:	LaSalle Bank National Association
135 S. LaSalle Street
Chicago, IL 60603
ABA#	0710-0050-5
Account Name:

Account #:

Reference:	(Client Name)
Address:	Merrill Lynch Capital
222 N. LaSalle Street, 16th Floor
Chicago, IL 60601
          IN WITNESS WHEREOF, the undersigned officer has executed and delivered this certificate this                     day of                     ,                     .

By:

Name:

Title:	Authorized Signatory for Borrower Representative
Exhibit E to Credit and Security Agreement (Payment Notification)

Exhibit F to Credit and Security Agreement (Concentration Percentage Limitation)

Applicable Concentration
Account Debtor	Percentage Limitation

Pfizer, Inc.	50%
Exhibit F to Credit and Security Agreement (Payment Notification)

FIRST AMENDMENT TO CREDIT AND SECURITY AGREEMENT
     THIS FIRST AMENDMENT TO CREDIT AND SECURITY AGREEMENT (this “Agreement”) is entered into this 26th day of April, 2007, by and between BIOTROVE, INC., a Delaware corporation (“Borrower”), and MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., individually as a Lender, and as Agent (“Agent”).
Recitals
     A. Agent and Borrower have entered into that certain Credit and Security Agreement dated as of October 26, 2006 (as the same may from time to time be amended, modified, supplemented or restated, the “Credit Agreement”). Agent has extended credit to Borrower for the purposes permitted in the Credit Agreement.
     B. Borrower has requested that Agent amend the Credit Agreement to (i) modify the repayment schedule and the Base Rate Margin for the Term Loan and (ii) adjust the requirements for the Cash Collateral Reserve.
     C. Agent has agreed to so amend certain provisions of the Credit Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.
Agreement
     Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
     1. Definitions. Capitalized terms used but not defined in this Agreement, including its preamble and recitals, shall have the meanings given to them in the Credit Agreement.
     2. Amendments to Credit and Security Agreement.
          2.1 Section 1.1 (Certain Defined Terms). The definition of “Base Rate Margin” in Section 1.1 of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:
     “Base Rate Margin” means (a) 5.00% per annum, with respect to the Revolving Loans and other Obligations (other than the Term Loan), and (b) 3.50% per annum with respect to the Term Loan.
          2.2 Section 2.10(b). Section 2.10(b) of the Credit Agreement is hereby amended by deleting the first sentence in its entirety and replacing it with the following:
     Prior to the initial advance of the Term Loan, Borrowers shall pay to Agent the sum of One Million Five Hundred Thousand Dollars ($1,500,000) to be held by Agent in a cash collateral reserve (“Cash Collateral Reserve”).

1

          2.3 Schedule 2.1 (Amortization Schedule). Schedule 2.1 is hereby amended by deleting it in its entirety and replacing it with the following:
     Commencing on June 1, 2007, and continuing on the first day of each calendar month thereafter through May 1, 2009, Borrowers shall pay to Agent, as a principal payment under the Term Loan, an amount equal to the “Amortization Payment” (defined below) as an amortization payment in respect of each advance under the Term Loan. The term “Amortization Payment” means the principal component of a straight line amortization schedule assuming twenty-four (24) equal monthly principal payments.
     3. Purchase of $1,000,000 of Equipment by Borrowers. In consideration for the amendment to Section 2.10(b) of the Credit Agreement in accordance with the terms above, Borrowers hereby agree that within nine (9) months after the date hereof Borrowers shall deliver to Agent evidence (satisfactory to Agent in its sole discretion) that Borrowers have, after the date hereof, purchased equipment with an aggregate purchase price of not less than One Million Dollars ($1,000,000). The failure by Borrowers to provide such evidence to Agent in accordance with the foregoing sentence shall constitute an Event of Default under the Agreement.
     4. Representations and Warranties. To induce Agent to enter into this Agreement, Borrower hereby represents and warrants to Agent as follows:
          4.1 Immediately after giving effect to this Agreement (a) the representations and warranties contained in the Financing Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;
          4.2 Borrower has the power and due authority to execute and deliver this Agreement and to perform its obligations under the Credit Agreement;
          4.3 The execution and delivery by Borrower of this Agreement and the performance by Borrower of its obligations under the Credit Agreement have been duly authorized by all necessary action on the part of Borrower;
          4.4 The organizational documents of Borrower delivered to Agent on the Closing Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;
          4.5 The execution and delivery by Borrower of this Agreement and the performance by Borrower of its obligations under the Credit Agreement do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any material contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

          4.6 The execution and delivery by Borrower of this Agreement and the performance by Borrower of its obligations under the Credit Agreement do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made;
          4.7 This Agreement has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights; and
     5. Limitation of Amendments.
          5.1 The amendments set forth in Section 2, above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Financing Document, or (b) otherwise prejudice any right or remedy which Agent may now have or may have in the future under or in connection with any Financing Document.
          5.2 This Agreement shall be construed in connection with and as part of the Financing Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Financing Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.
     6. Counterparts. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
     7. Effectiveness. This Agreement shall be deemed effective upon (a) the due execution and delivery to Agent of this Agreement by each party hereto, and (b) Borrower’s payment of Agent’s legal fees and expenses in connection with the negotiation and preparation of this Agreement.
     8. Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Illinois.
     9. Integration. This Agreement and the Financing Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, and negotiations between the parties about the subject matter of this Agreement, and the Financing Documents merge into this Agreement and the Financing Documents.
[Signature page follows.]

     In Witness Whereof, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

BORROWER:

BIOTROVE, INC.

By:	/s/ Paul Pescatore

Name: Paul Pescatore
Title: Vice President of Finance

AGENT:

MERRILL LYNCH CAPITAL, a division of
Merrill Lynch Business Financial Services Inc.,
as Agent and a Lender

By:	/s/ Garrett W. Fletcher

Name: Garrett W. Fletcher
Title: Vice President

SECOND AMENDMENT TO CREDIT AND SECURITY AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AND SECURITY AGREEMENT (this “Agreement”) is made as of March 17, 2008 and effective as of May 30, 2007, by and between BIOTROVE, INC., a Delaware corporation (“Borrower”), and MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC. (formerly known as Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc.), individually as a Lender, and as Agent.

Recitals

A.  Agent, Lender and Borrower have entered into that certain Credit and Security Agreement dated as of October 26, 2006, as amended by that certain First Amendment to Credit and Security Agreement dated as of April 26, 2007 (as the same may from time to time be amended, modified, supplemented or restated, the “Credit Agreement”). Agent and Lender have extended credit to Borrower for the purposes permitted in the Credit Agreement.

B.  Section 4.1 of the Credit Agreement requires Borrower to deliver annual financial statements, and an unqualified opinion with regard to such financial statements, to Agent no later than one hundred fifty days after the last day of Borrower’s fiscal year.

C.  Borrower has requested that Agent and Lender amend the Credit Agreement to extend the due date of Borrower’s 2006 annual financial statements and the unqualified opinion with regard to such financial statements.

D.  Agent and Lender have agreed to so amend the Credit Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

Agreement

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.  Definitions. Capitalized terms used but not defined in this Agreement, including its preamble and recitals, shall have the meanings given to them in the Credit Agreement.

2.  Amendments to Credit Agreement.

2.1  Section 4.1 (Financial Statements and Other Reports). Section 4.1 of the Credit Agreement is hereby amended by adding the following at the end of such Section:

“Notwithstanding the above, Borrower’s 2006 audited consolidated financial statements prepared under GAAP, consistently applied, and the unqualified opinion with regard to such financial statements from KPMG, shall be due March 31, 2008. Notwithstanding anything to the contrary in this Agreement or any other Financing Document, Borrower’s failure to comply with the immediately preceding sentence shall constitute an Event of Default under the Credit Agreement without the requirement to deliver any notice or the passage of any time or both.”

3.  Representations and Warranties. To induce Agent to enter into this Agreement, Borrower hereby represents and warrants to Agent as follows:

3.1  Immediately after giving effect to this Agreement (a) the representations and warranties contained in the Financing Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Default or Event of Default has occurred and is continuing;

3.2  Borrower has the power and due authority to execute and deliver this Agreement and to perform its obligations under the Credit Agreement, as amended hereby;

3.3  The execution and delivery by Borrower of this Agreement and performance by Borrower of its obligations under the Credit Agreement, as amended hereby, have been duly authorized by all necessary action on the part of Borrower;

3.4  The organizational documents of Borrower delivered to Agent on the Closing Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

3.5  The execution and delivery by Borrower of this Agreement and the performance by Borrower of its obligations under the Credit Agreement, as amended hereby, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any material contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

3.6  The execution and delivery by Borrower of this Agreement and the performance by Borrower of its obligations under the Credit Agreement, as amended hereby, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made;

3.7  This Agreement has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

4.   Limitation of Amendments.

4.1  The amendment set forth in Section 2 above is effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Financing Document, or (b)_ otherwise prejudice any right or remedy which Agent or any Lender may now have or may have in the future under or in connection with any Financing Document.

4.2  This Agreement shall be construed in connection with and as part of the Financing Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Financing Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

5. Counterparts. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability or binding effect of this Agreement.

6. Effectiveness. This Agreement shall be deemed effective upon the due execution and delivery to Agent of this Agreement by each party hereto.

7. Attorneys’ Fees and Expenses. Borrower hereby agrees to pay all of Agent’s and Lender’s legal fees and expenses in connection with the negotiation and preparation of this Agreement.

8. Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Illinois.

9. Integration. This Agreement and the Financing Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, and negotiations between the parties about the subject matter of this Agreement, and the Financing Documents merge into this Agreement and the Financing Documents.

[Signature page follows immediately.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

BORROWER:

BIOTROVE, INC.

By:	/s/ Paul Pescatore
Name: Paul Pescatore
Title: Senior VP Quality and Operations

AGENT AND LENDER:

MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC. (formerly known as Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc.)

By:	/s/ Jason Dufar
Name: Jason Dufar
Title: Duly Authorized Signatory

WAIVER AND THIRD AMENDMENT
TO CREDIT AND SECURITY AGREEMENT
     THIS WAIVER AND THIRD AMENDMENT TO CREDIT AND SECURITY AGREEMENT (this “Agreement”) is made as of March 31, 2008 by and between BIOTROVE, INC., a Delaware corporation (“Borrower”), and GE BUSINESS FINANCIAL SERVICES INC. (formerly known as Merrill Lynch Business Financial Services Inc.), individually as a Lender, and as Agent.
Recitals
     A. Agent, Lender and Borrower have entered into that certain Credit and Security Agreement, dated as of October 26, 2006, as amended by that certain First Amendment to Credit and Security Agreement dated as of April 26, 2007, and as amended by that certain Second Amendment to Credit and Security Agreement, dated as of March 17, 2008 (as the same may from time to time be amended, modified, supplemented or restated, the “Credit Agreement”). Agent and Lender have extended credit to Borrower for the purposes permitted in the Credit Agreement.
     B. In connection with the sale of securities pursuant to that certain Note and Warrant Subscription Agreement between Borrower and the Investors identified therein, dated as of January 22, 2007, as amended on February 12, 2007, May 4, 2007 and May 16, 2007 (the “January Note Agreement”), Borrower and Agent entered into a Consent Agreement, dated as of January 22, 2007, a First Amendment to Consent Agreement, dated as of May 4, 2007, and a Consent Agreement, dated as of November 19, 2007 (the “November 2007 Consent”).
     C. In connection with the sale of securities pursuant to that certain Note Subscription Agreement between Borrower and the Investors identified therein, dated as of December 10, 2007, as amended on January 23, 2008, February 14, 2008, and March 17, 2008 (the “December Note Agreement”), Borrower and Agent entered into a Consent Agreement, dated as of December 10, 2007 (the “December 2007 Consent”), and a First Amendment to Consent Agreement and Waiver and Amendment to First Amendment to Credit and Security Agreement, dated as of February 1, 2008. In connection with the December Note Agreement, the full principal amount ($6,250,000) owed by Borrower under the Subordinated Notes referenced in the November 2007 Consent was transferred to the convertible promissory notes issued in accordance with the December Note Agreement (the “Balance Transfer”) and the Subordinated Notes referenced in the November 2007 consent were cancelled (the “Note Cancellation”).
     D. Borrower is also a party to that certain Exclusive Patent License Agreement between Borrower and Massachusetts Institute of Technology (“MIT”) dated as of May 11, 2001, as amended on November 17, 2004, December 21, 2004, February 8, 2005 and March 10, 2008 (the “MIT License Agreement”).
     E. As of March 10, 2008 Borrower had breached Section 3.1(h) of the MIT License Agreement (the “License Agreement Default”) and was not expected to meet the requirements of Sections 2.2 and 3.1(h) of the MIT License Agreement. In order to address those issues Borrower entered into a Letter Amendment with MIT dated March 10, 2008 to waive the License Agreement Default and amend Sections 2.2 and 3.1(h) of the MIT License Agreement. A copy of such Letter Agreement is attached hereto as Exhibit A.
     F. Borrower’s default under the MIT License Agreement caused a cross-default under the December Note Agreement and the January Note Agreement (the “Note Agreement Defaults”). In order to address the Note Agreement Defaults, Borrower entered into a Waiver with the Lead Investor and the Majority Noteholders, each as defined in both the December Note Agreement and the January Note Agreement. A copy of such Waiver is attached hereto as Exhibit B.
     G. An Event of Default has occurred under Sections 4.1(5), 9.1(k) and 9.1(m) of the Credit Agreement as a result of the License Agreement Default and the Note

Agreement Defaults and under Section 4.1(3) as a result of Borrower's failure to deliver copies of all statements, reports and notices made available to Borrower's security holders or to any holders of Subordinated Debt prior to the date hereof (collectively, the “Prior Defaults”). To the extent that the Balance Transfer or the Note Cancellation violated Section 3 of the December 2007 Consent, and Event of Default also exists under section 9.1(b) of the Credit Agreement as a result of such violation (the “Consent Agreement Default”). Additionally, Borrower is currently in default under (A) Section 4.1(1) of the Credit Agreement for failing to (i) deliver to Agent a company prepared monthly consolidated balance sheet and income statement within thirty (30) days after the last day of each month commencing with the month ending October 31, 2006 through February 29, 2008 as set forth in Section 4.1 of the Credit Agreement (the “Financial Statement Default”), and (ii) deliver to Agent, together with the financial reporting required of Borrower in Section 4.1, evidence (in form and content satisfactory to Lender) of Borrower’s compliance with the financial covenants in Article 6 of the Credit Agreement and evidence that no Event of Default specified in such Article 6 has occurred (the “Evidence of Compliance Default”), and (B) Section 6.3 for failing to maintain the Fixed Charge Coverage Ratio covenant set forth in Section 6.1 of the Credit Agreement for the months ending October 31, 2006 through February 29, 2008 (the “Fixed Charge Coverage Ratio Default”; together with the Prior Defaults, the Consent Agreement Default, the Financial Statement Default and the Evidence of Compliance Default, the “Existing Defaults”).
     H. Borrower has requested that Lender and Agent waive the Existing Defaults.
     I. Lender and Agent have agreed to so waive the Existing Defaults, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth in this Agreement.
     J. Borrower has further requested that Lender and Agent amend the Credit Agreement to (i) extend the due date of company prepared monthly consolidated balance sheet and income statement, (ii) replace the Fixed Charge Coverage Ratio covenant with a minimum liquidity covenant, and (iii) make certain other revisions to the Credit Agreement as more fully set forth herein. Lender and Agent have agreed to so amend certain provisions of the Credit Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.
Agreement
     NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
     1. Definitions. Capitalized terms used but not defined in this Agreement, including its preamble and recitals, shall have the meanings given to them in the Credit Agreement.
     2. Waiver of Existing Defaults. Lender and Agent hereby waive the Existing Defaults. Lender’s and Agent’s agreement to waive the Existing Defaults shall in no way obligate Lender or Agent to make any other modifications to the Credit Agreement or to waive Borrower’s compliance with any other terms of the Financing Documents, and shall not limit or impair Lender’s or Agent’s right to demand strict performance of all other terms and covenants as of any date.
     3. Amendments to Credit Agreement.
          3.1 Section 1.1 (Certain Defined Terms).
          (a) The definition of “Fixed Charge Coverage Ratio” in Section 1.1 of the Credit Agreement is hereby deleted in its entirety.
          (b) The following defined term in Section 1.1 of the Credit Agreement is amended and restated in its entirety as follows:

     “Revolving Loan Limit” means, at any time, the lesser of (a) the Revolving Loan Commitment minus the amount of any reserves and/or adjustments provided for in this Agreement, and (b) the Borrowing Base.
          (c) The following terms and their respective definitions are hereby added to Section 1.1:
     “Cash Burn Amount” means, with respect to Borrower and its consolidated Subsidiaries, as of any date of determination:
(a) the sum of, without duplication, (A) net income (loss) for the immediately preceding six month period on a trailing basis, plus (B) depreciation and amortization for the immediately preceding six month period on a trailing basis, minus
(b) non-financed capital expenditures, for the immediately preceding six month period on a trailing basis, minus
(c) all payments made on account of interest bearing liabilities during the immediately preceding six month period on a trailing basis.
     For purposes of the definition of Cash Burn Amount, net income (loss) shall not include costs associated with any attempt by Borrower to complete its Initial Public Offering, whether or not such attempt is successful.
     “Cash Equivalents” means (v) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (w) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from Standard & Poor’s Ratings Group or at least “P-1” from Moody’s Investors Service, Inc., (x) any commercial paper rated at least “A-1” by Standard & Poor’s Ratings Group or “P-1” by Moody’s Investors Service, Inc. and issued by any entity organized under the laws of any state of the United States, (y) any U.S. dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) Agent or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 or (z) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (v), (w), (x) or (y) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc. the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (v), (w), (x) and (y) above shall not exceed 365 days. For the avoidance of doubt, Cash Equivalents does not include and each Borrower and Subsidiaries are prohibited from purchasing, purchasing participations in, entering into any type of swap or other equivalent derivative transaction, or otherwise holding or engaging in any ownership interest in any type of debt instrument, including, without limitation, any corporate or municipal bonds with a long-term nominal maturity for which the interest rate is reset through a dutch auction and more commonly referred to as an auction rate security.
     “Initial Public Offering” means a firm commitment underwritten public offering by Borrower pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock for the account of Borrower to the public and registered on a public securities exchange or an automated quotation system.
     “Liquidity” means, as of any date of determination, the sum of Revolving Loan Availability plus unrestricted balance sheet cash and Cash Equivalents as of such date which are (a) owned by Borrower, (b) maintained in Deposit Accounts or Securities Accounts subject to a Deposit Account Control Agreement or Securities Account Control Agreement, (c) not subject to any Lien other than a Lien in favor of Agent, (d) not pledged to or held by Agent to secure a specified Obligation, and (e) not pledged to or held by Agent as an escrow or reserve required under this Agreement.
     “Securities Account” means a “securities account” (as defined in Article 9 of the UCC), an investment account, or other account in which Investment Property or Securities are held or invested for credit to or for the benefit of any Borrower.
     “Securities Account Control Agreement” means an agreement, in form and substance satisfactory to Agent, among Agent, any applicable Borrower and each securities intermediary in which such Borrower maintains a Securities Account pursuant to which Agent shall obtain “control” (as defined in Article 9 of the UCC) over such Securities Account.
          3.2 Section 2.1(b) (Revolving Loans). Section 2.1(b) of the Credit Agreement is hereby amended by adding the following sentence immediately after the second sentence of such Section:
Borrowers shall also deliver to Agent a duly completed Minimum Liquidity Worksheet in the form of Schedule 1 to the Compliance Certificate, setting forth calculations showing compliance (both prior to the proposed borrowing and after giving effect to the proposed borrowing) with the financial covenant set forth in Section 6.1 of this Agreement, together with any supporting documentation requested by Agent, such Minimum Liquidity Worksheet and supporting documentation to be delivered no later than noon (Chicago time) five days prior to such proposed borrowing.
          3.3 Section 4.1 (Financial Statements and Other Reports).
          (a) Section 4.1(1) of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:
(1)(a) at all times prior to the Initial Public Offering, as soon as available, but no later than forty-five (45) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Agent, and (b) at all times after the Initial Public Offering, as soon as available, but no later than forty-five (45) days after the last day of each fiscal quarter of Borrower, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during such period certified by a Responsible Officer and in a form acceptable to Agent;
     (b) The penultimate sentence of Section 4.1 is hereby amended by deleting it in its entirety and replacing it with the following:
     Notwithstanding the above, Borrower’s (i) 2006 and 2007 audited consolidated financial statements prepared under GAAP, consistently applied, and the unqualified opinion with regard to such financial statements from KPMG, and (ii) company prepared unaudited consolidated balance sheet and income statement covering Borrower’s consolidated operations during the months of January 2008 and February 2008 shall be due April 7, 2008.
          3.4 Section 6.1 (Fixed Charge Coverage Ratio). Section 6.1 of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:
     Section 6.1 Minimum Liquidity. Borrower shall maintain Liquidity at all times of not less than the greater of (a) $5,000,000 or (b) the Cash Burn Amount as of the last day of the month in which Borrower was last required to deliver financial statements pursuant to Section 4.1(1) of this Agreement.
          3.5 Section 7.2 (Conditions of Each Loan, Support Agreement and Letter of Credit). Section 7.2(c) of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:
     (c) the fact that, immediately before and after such borrowing or issuance, (i) Borrower’s Liquidity shall not be less than the amount required under Section 6.1 above and (ii) no other Default or Event of Default shall have occurred and be continuing;
          3.6 Section 11.3 (Notice). The addresses of Agent and Lender for all notices, requests and other communications is hereby changed to the following:
GE Business Financial Services Inc.
c/o GE Healthcare Financial Services, Inc., LSF
83 Wooster Heights Road, Fifth Floor
Danbury, Connecticut 06810
Attention: Senior Vice President of Risk
Phone: (203) 205-5200
Facsimile: (203) 205-2192
With a copy to:
GE Business Financial Services Inc.
c/o GE Healthcare Financial Services, Inc.
Two Bethesda Metro Center, Suite 600
Bethesda, Maryland 20814

Attention: General Counsel
Phone: (301) 961-1640
Facsimile: (301) 664-9866
          3.6 Exhibit B (Compliance Certificate). The Fixed Charge Coverage Ratio Worksheet and EBITDA Worksheet attached to Exhibit B of the Credit Agreement are amended by deleting them in their entirety and replacing them with the Minimum Liquidity Worksheet attached hereto as Schedule 1.
     4. Limitation of Waiver and Amendments.
          4.1 The waiver and amendments set forth in Sections 2 and 3 above, respectively, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Financing Document, or (b) otherwise prejudice any right or remedy which Lender or Agent may now have or may have in the future under or in connection with any Financing Document.
          4.2 This Agreement shall be construed in connection with and as part of the Financing Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Financing Documents, are hereby ratified and confirmed and shall remain in full force and effect.
     5. Representations and Warranties. To induce Lender and Agent to enter into this Agreement, Borrower hereby represents and warrants to Lender and Agent as follows:
          5.1 Immediately after giving effect to this Agreement (a) the representations and warranties contained in the Financing Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Default or Event of Default has occurred and is continuing;
          5.2 Borrower has the power and due authority to execute and deliver this Agreement and to perform its obligations under the Credit Agreement, as amended hereby;
          5.3 The execution and delivery by Borrower of this Agreement and the performance by Borrower of its obligations under the Credit Agreement, as amended hereby, have been duly authorized by all necessary action on the part of Borrower;
          5.4 The organizational documents of Borrower most recently delivered to Agent remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;
          5.5 The execution and delivery by Borrower of this Agreement and the performance by Borrower of its obligations under the Credit Agreement, as amended hereby, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any material contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;
          5.6 The execution and delivery by Borrower of this Agreement and the performance by Borrower of its obligations under the Credit Agreement, as amended hereby, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made;

          5.7 This Agreement has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.
     6. Counterparts. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability or binding effect of this Agreement.
     7. Borrower hereby agrees to pay to Lender a non-refundable amendment fee in the amount of Twelve Thousand Five Hundred Dollars ($12,500) in connection with the waivers and amendments set forth herein, of which Ten Thousand Dollars ($10,000) shall be paid by wire transfer on March 31, 2008 and Two Thousand Five Hundred Dollars ($2,500) shall be paid by wire transfer on April 1, 2008.
     8. Effectiveness. This Agreement shall be deemed effective upon (a) the due execution and delivery to Agent of this Agreement by each party hereto, (b) Borrower’s payment of Ten Thousand Dollars ($10,000) of the Amendment Fee and (c) Borrower’s payment of Agent’s and Lender’s outstanding legal fees and expenses incurred in connection with the Financing Documents and the transactions described hereunder.
     9. Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Illinois.
     10. Integration. This Agreement and the Financing Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, and negotiations between the parties about the subject matter of this Agreement, and the Financing Documents merge into this Agreement and the Financing Documents.
[Signature page follows immediately.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

BORROWER:

BIOTROVE, INC.

By:	/s/ Albert A. Luderer

Name: Albert A. Luderer
Title: CEO

AGENT AND LENDER:

GE BUSINESS FINANCIAL SERVICES INC.
(formerly known as Merrill Lynch Business Financial Services Inc.)

By:	/s/ Jason Dufour

Name: Jason Dufour
Title: Its Duly Authorized Signatory
SIGNATURE PAGE TO WAIVER AND THIRD AMENDMENT TO CREDIT AND SECURITY AGREEMENT

EXHIBIT A
Letter Agreement
See Exhibit 10.1 to the Registrant’s Registration Statement filed on Form S-1.

EXHIBIT B
Waivers
WAIVER
     WHEREAS, the undersigned party (an “Investor”) purchased securities of BioTrove, Inc., a Delaware corporation (the “Company”), pursuant to one or more agreements (collectively, the “Agreements”), including, but not limited to, the following: (1) that certain Note and Warrant Subscription Agreement between the Company and the Investors identified therein, dated as of January 22, 2007, as amended on February 12, 2007, May 4, 2007 and May 16, 2007 (the “January Note Agreement”); and (2) that certain Note Subscription Agreement between the Company and the Investors identified therein, dated as of December 10, 2007, as amended on January 23, 2008, February 14, 2008 and March 17, 2008 (the “December Note Agreement”);
     WHEREAS, the Agreements contain certain representations, warranties, covenants and conditions (collectively, “Provisions”) that the Company breached as a result of the following: (1) the Company’s breach of Section 3.1(h) of that certain Exclusive Patent License Agreement (the “MIT License”) between the Company and the Massachusetts Institute of Technology (“MIT”), dated as of May 11, 2001, as amended on November 17, 2004, December 21, 2004, February 8, 2005 and March 10, 2008 (the “MIT Breach”); (2) the Company’s consequent (a) Event of Default under that certain Credit and Security Agreement between the Company and Merrill Lynch Capital (“Merrill Lynch”), dated as of October 26, 2006, as amended on April 26, 2007, February 1, 2008, and March 17, 2008 (the “Merrill Credit Agreement”); (b) breach of representations and warranties under that certain Consent Agreement between the Company and Merrill Lynch, dated as of January 22, 2007; (c) breach of representations and warranties under that certain First Amendment to Consent Agreement between the Company and Merrill Lynch, dated as of May 4, 2007; (d) breach of representations and warranties under that certain Consent Agreement between the Company and Merrill Lynch dated as of November 19, 2007; (e) breach of representations and warranties under that certain Consent Agreement between the Company and Merrill Lynch, dated as of December 10, 2007; (f) breach of representations and warranties under that certain First Amendment to Consent Agreement and Waiver and Amendment to First Amendment to Credit and Security Agreement between the Company and Merrill Lynch, dated as of February 1, 2008; and (g) breach of representations and warranties under that certain Second Amendment to Consent Agreement, dated as of March 17, 2008; and the Company’s failure to comply with certain covenants and obligations under the Merrill Credit Agreement, as amended (collectively, the “Merrill Breaches”); and (3) the Company’s breach of any cross-default provision, covenant to notify, representation, warranty, or other covenant contained in any other agreement to which the Company is or was a party resulting from the MIT Breach or the Merrill Breaches (collectively, the “Other Breaches”);

     WHEREAS, as a result of that certain letter amendment to the MIT License between the Company and MIT, dated as of March 10, 2008 and effective on March 13, 2008, the Company is no longer in breach of the MIT License;
     WHEREAS, GE Business Financial Services Inc. (formerly known as Merrill Lynch Business Financial Services Inc.) has agreed to enter into a Waiver and Third Amendment to Credit and Security Agreement, subject to the waiver of any and all past breaches of, or failures to satisfy or comply with, Provisions of the Agreements; and
     WHEREAS, the Company wishes to proceed with additional financings.
     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees as follows:
1. Any and all past breaches of, or failures to satisfy or comply with, Provisions of the Agreements caused by the MIT Breach, the Merrill Breaches or the Other Breaches through the date hereof are hereby waived.
2. This Waiver may be executed in any number of counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute one and the same instrument, and shall become effective as to all parties to the Agreements when counterparts have been executed and delivered to the Company by the requisite percentage of Investors required for waivers under the terms of each Agreement.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Waiver as of March ___, 2008.

For an Individual:

Print Name and Address Below:

For an Entity:

Duly authorized

Print Entity Name and Address and Your
Title and Address Below:

Company:
BIOTROVE, INC.
By:

Name:
Title:

Minimum Liquidity Worksheet (Attachment to Compliance Certificate)

A. Revolving Loan Availability	$

B. Cash and Cash Equivalents which are (a) owned by Borrower, (b) maintained in Deposit Accounts or Securities Accounts subject to a Deposit Account Control Agreement or Securities Account Control Agreement, (c) not subject to any Lien other than a Lien in favor of Agent, (d) not pledged to or held by Agent to secure a specified Obligation, and (e) not pledged to or held by Agent as an escrow or reserve required under this Agreement:
$

C. Net income (loss) (for the 6-month period most recently ended)	$

D. Depreciation and amortization (for the 6-month period most recently ended):	$

E. Non-financed capital expenditures (for the 6-month period most recently ended):	$

F. Payments made on account of interest bearing liabilities during the 6-month period most recently ended:	$

G. Liquidity: (Line A plus Line B):	$

H. Cash Burn Amount (Line E plus Line F, minus Line C, minus Line D):	$

I. Minimum Liquidity (the greater of (a) $5,000,000 or (b) the amount in Line
H):	$

In Compliance:	Yes No
Is Line G equal to or greater than Line I?